UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NORTHERN TRUST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Northern Trust Corporation

50 South La Salle Street

Chicago, Illinois 60603

March 9, 2016

Dear Stockholder:

You are cordially invited to attend the Northern Trust Corporation 2016 Annual Meeting of Stockholders on Tuesday, April 19, 2016, at 10:30 a.m., Central Time, at our corporate headquarters at 50 South La Salle Street in Chicago, Illinois.

For more than 125 years, our stockholders’ support has been essential to Northern Trust’s stability and success. Your vote plays a vital role and is very important for our future. Whether or not you plan to attend the Annual Meeting, I urge you to vote your shares as promptly as possible.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement provide you with information about each proposal to be considered at the Annual Meeting, as well as other information you may find useful in voting your shares. If you plan to attend the Annual Meeting, please review the information on admittance procedures in the accompanying Proxy Statement.

If you choose not to attend in person, you may vote your shares by Internet or telephone. If you received a paper copy of the proxy materials, you also may complete, sign, date, and return your proxy card in the enclosed envelope. Instructions for voting by Internet or telephone can be found on your proxy card or your Notice Regarding the Availability of Proxy Materials.

Thank you for your continued support of Northern Trust Corporation, and your contribution to the future of our company.

Sincerely,

Frederick H. Waddell
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, April 19, 2016

Time:	10:30 a.m., Central Time

Place:	Northern Trust Corporation 50 South La Salle Street Chicago, Illinois 60603

Purposes:	The purposes of the Annual Meeting are to:

●       elect twelve directors to serve on the Board of Directors until the 2017 Annual Meeting of Stockholders or until their successors are elected and qualified;

●       approve, by an advisory vote, 2015 named executive officer compensation;

●       ratify the appointment of KPMG LLP as Northern Trust Corporation’s independent registered public accounting firm for the 2016 fiscal year; and

●       transact any other business that may properly come before the Annual Meeting.

Record Date:	You can, and should, vote if you were a stockholder of record at the close of business on February 22, 2016.

March 9, 2016

By order of the Board of Directors,

Stephanie S. Greisch

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 19, 2016

This Proxy Statement, other proxy materials, our Annual Report on Form 10-K for the year ended December 31, 2015 and a link to the means to vote by Internet or telephone are available at materials.proxyvote.com/665859.

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PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Northern Trust Corporation (the “Corporation”) for use at the Corporation’s Annual Meeting of Stockholders to be held on Tuesday, April 19, 2016 (the “Annual Meeting”). On or about March 9, 2016, we began mailing or otherwise making available our proxy materials, including a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, to all stockholders entitled to vote at the Annual Meeting.

GENERAL INFORMATION

A Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), for some of our stockholders we are providing access to our proxy materials via the Internet. The rules permit us to send a Notice Regarding the Availability of Proxy Materials (the “Notice”) to stockholders of record and beneficial owners. All stockholders have the ability to access the proxy materials on the website referred to in the Notice, www.proxyvote.com, or to request a printed set of proxy materials on this site or by calling toll-free 1-800-579-1639. Complete instructions for accessing the proxy materials on the Internet or requesting a printed copy may be found in the Notice. In addition, stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail on the website above or when voting electronically. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who May Vote

Record holders of the Corporation’s common stock at the close of business on February 22, 2016 may vote at the Annual Meeting. On that date, the Corporation had 228,731,503 shares of common stock outstanding.

You are entitled to one vote for each share of common stock that you owned of record at the close of business on February 22, 2016. The proxy card or Notice, as applicable, indicates the number of shares you are entitled to vote at the Annual Meeting.

Voting Your Proxy

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly.

If you are a “stockholder of record” (that is, you hold your shares of the Corporation’s common stock in your own name), you may vote your shares by proxy using any of the following methods:

●	using the Internet site listed on the Notice or the proxy card;

●	calling the toll-free telephone number listed on the proxy card; or

●	completing, signing, dating and returning your proxy card.

The Internet and telephone voting procedures set forth on the Notice and the proxy card are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions and to confirm that their instructions have been properly recorded. If you vote by Internet or telephone, you should not return your proxy card.

If you are a “beneficial owner,” also known as a “street name” holder (that is, you hold your shares of the Corporation’s common stock through a broker, bank or other nominee), you will receive from the record holder, in the form of a Notice or otherwise, voting instructions (including instructions, if any, on how to vote by Internet or telephone) that you must follow in order to have your shares voted at the Annual Meeting. Under the rules of various national and regional securities exchanges, brokers, banks and other nominees that hold securities on behalf of beneficial owners generally may vote on routine matters even if they have not received voting instructions from the beneficial owners for whom they hold securities, but are not permitted to vote on nonroutine matters unless they have received such voting instructions. While the ratification of the appointment of an issuer’s independent registered public accounting firm generally is considered to be a routine matter, the election of directors and executive compensation matters generally are considered to be nonroutine matters. Thus, if you fail to provide your specific voting instructions, your broker may only vote your shares on the ratification of the appointment of the Corporation’s independent registered public accounting firm. Consequently, it is important that you communicate your voting instructions by using any of the following methods so your vote can be counted:

●	using the Internet site listed on the voting instruction form;

●	calling the toll-free telephone number listed on the voting instruction form; or

●	completing, signing, dating and returning your voting instruction form.

If you own shares of common stock as a participant in The Northern Trust Company Thrift-Incentive Plan (“TIP”), or as a participant in any other employee benefit plan of the Corporation, your proxy card will cover the shares credited to each of your plan accounts. The completed proxy card (or vote by Internet or telephone) will serve as your voting instructions to the TIP trustee. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m, Eastern Time, on April 14, 2016.

Whether you vote by Internet, telephone or mail, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares in accordance with the following recommendations of the Board:

Item 1	—	FOR the election of each nominee for director;

Item 2	—	FOR the approval, by an advisory vote, of the 2015 compensation of the Corporation’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC; and

Item 3	—	FOR the ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

The proxy holders are authorized to vote as they shall determine in their sole discretion on any other business that may properly come before the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

●	sending a written notice of revocation to the Corporation’s Corporate Secretary;

●	submitting another signed proxy card with a later date;

●	voting by Internet or telephone at a later date; or

●	attending the Annual Meeting and voting in person.

If you hold your shares in the name of your broker, bank or other nominee and wish to revoke your proxy, you will need to contact that party to revoke your proxy.

Voting in Person

You may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held by a broker, bank or other nominee in street name, to be able to vote at the meeting you must obtain a proxy, executed in your favor, from the record holder of your shares, indicating that you were the beneficial owner of the shares at the close of business on February 22, 2016.

Householding Information

We are delivering only one Annual Report on Form 10-K and Proxy Statement (or, as applicable, the Notice) to stockholders of record who share the same address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive separate copies of proxy materials, please contact Broadridge at 1-866-540-7095 or Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders who wish to receive a separate set of proxy materials now should contact Broadridge at the same telephone number or mailing address and the materials will be delivered to you promptly upon your request.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials or if you hold our stock in more than one account, and, in either case, you wish to receive only a single copy of such materials in the future, please contact Broadridge at the telephone number or mailing address above with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

Quorum and Vote Required for Approval

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if a majority of the outstanding shares entitled to vote at the meeting is present in person or by proxy at the Annual Meeting. Abstentions and broker nonvotes, if any, will be counted as present for purposes of establishing a quorum. A “broker nonvote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. As noted above, brokers, banks and other nominees generally cannot vote your shares on the election of directors or executive compensation matters without your specific instructions. Please return your proxy card or voting instruction form, as applicable, or vote by Internet or telephone so your vote can be counted. An inspector of election appointed for the Annual Meeting will tabulate all votes cast in person or by proxy at the Annual Meeting. In the event a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

The following table indicates the vote required for approval of each item to be presented to the stockholders at the Annual Meeting and the effect of abstentions and broker nonvotes.

Item	Required Vote	Effect of Abstentions and Broker Nonvotes
Item 1—Election of directors	Affirmative vote of a majority of the votes cast with respect to each nominee. See below for further detail.	● Abstentions with respect to a nominee will have no effect on the election of such nominee. ● Broker nonvotes will have no effect on the voting for this item.
Item 2—Advisory vote on executive compensation	Affirmative vote of a majority of the shares of common stock present and entitled to vote.	● Abstentions will have the effect of a vote AGAINST this proposal. ● Broker nonvotes will have no effect on the voting for this item.
Item 3—Ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the 2016 fiscal year	Affirmative vote of a majority of the shares of common stock present and entitled to vote.	● Abstentions will have the effect of a vote AGAINST this proposal. ● Brokers may vote uninstructed shares on this item.

Pursuant to the Corporation’s By-laws, a nominee for director in an uncontested election (such as this year’s election where the only nominees are those recommended by the Board) must receive the affirmative vote of a majority of the votes cast with respect to his or her election at a meeting of stockholders to be elected. In contested elections, the affirmative vote of a plurality of the votes cast will be required to elect a director. The Corporation’s Corporate Governance Guidelines require an incumbent director who fails to receive the affirmative vote of a majority of the votes cast with respect to his or her election in an uncontested election at a meeting of stockholders to submit his or her resignation following certification of the stockholder vote. Such resignation will first be considered by the members of the Corporate Governance Committee (other than the tendering director, if applicable), who will recommend to the Board whether to accept or reject the resignation after considering all factors deemed relevant by the Committee, including, without limitation, any stated reasons as to why stockholders did not support the director whose resignation has been tendered, the length of service and qualifications of such director, the director’s contributions to the Corporation and the Corporation’s Corporate Governance Guidelines. The Board (other than the tendering director) will then act to accept or reject the Committee’s recommendation no later than ninety days following the date of the stockholders’ meeting after considering the factors considered by the Committee and such additional information and factors as the Board believes to be relevant.

Solicitation of Proxies; Costs

The Corporation will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, the Corporation’s officers and other employees may, without being additionally compensated, solicit proxies personally and by mail, telephone or electronic communication. The Corporation will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation. In addition, the Corporation has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $12,500, plus reasonable out-of-pocket expenses.

ADMITTANCE TO THE ANNUAL MEETING

Stockholders at the close of business on the record date, February 22, 2016, or their duly appointed proxies, may attend our Annual Meeting at our corporate headquarters on April 19, 2016 at 10:30 a.m., Central Time. Registration will begin at 9:30 a.m. Our corporate headquarters are located at 50 South La Salle Street (northwest corner of La Salle Street and Monroe Street) in Chicago, Illinois.

In order to be admitted to the meeting, you must bring documentation showing that you owned the Corporation’s common stock at the close of business on the record date, February 22, 2016. Acceptable documentation includes an admission ticket, a Notice Regarding the Availability of Proxy Materials or any other proof of ownership of the Corporation’s common stock at the close of business on February 22, 2016. A brokerage statement or letter from a bank or broker reflecting your holdings at the close of business on February 22, 2016 is an example of such other proof of ownership. Your admission ticket is located on the top portion of the rear side of your proxy card or on the left side of your voting instruction form if your shares are held by a broker, bank or other nominee in street name. You will be asked to present valid picture identification, such as a driver’s license or passport. For safety and security reasons, cameras and recording devices will not be permitted in the meeting.

ITEM 1—ELECTION OF DIRECTORS

Stockholders will be asked to elect twelve directors at the Annual Meeting. Each of the twelve nominees is currently serving as a director of the Corporation and its principal subsidiary, The Northern Trust Company (the “Bank”). Included in the incumbent directors nominated for re-election is Thomas E. Richards, who was appointed as a director of the Corporation by the Board, effective July 21, 2015, in accordance with the Corporation’s By-laws and pursuant to the recommendation of the Corporation’s Chairman and Chief Executive Officer (“CEO”) and Lead Director.

Each of the twelve director nominees has consented to serve as a director if elected at the Annual Meeting. Each nominee elected as a director will serve until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified. If any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the Annual Meeting.

As discussed further under “Corporate Governance — Director Nominations and Qualifications,” in evaluating director nominees, the Corporate Governance Committee considers a variety of factors, including relevant business and industry experience; professional background; age; current employment; community service; other board service; and racial, ethnic, and gender diversity. Accordingly, the twelve director nominees possess a wide variety of experience, qualifications and skills, which will equip the Board with the collective expertise to perform its oversight function effectively. Each of the candidates also has a reputation for, and long record of, integrity and good business judgment; has experience in leadership positions with a high degree of responsibility; is free from conflicts of interest that could interfere with his or her duties to the Corporation and its stockholders; and is willing and able to make the necessary commitment of time and attention required for effective Board service.

A summary of certain key experience, qualifications and skills represented by the nominees for election to the Board at the Annual Meeting, collectively, is set forth below.

Key Experience, Qualifications and Skills

● Corporate governance and social responsibility	● Marketing

● Finance and accounting	● Operations

● Financial services	● Public company board experience

● Global experience	● Risk management

● Leadership of large, complex, highly regulated organizations ● Management development and succession	● Strategic thinking ● Technology

Further information with respect to the nominees is set forth on the following pages.

The Board unanimously recommends that you vote FOR the election of each nominee.

INFORMATION ABOUT THE NOMINEES FOR DIRECTOR

The following information about the nominees for election to the Board at the Annual Meeting is as of December 31, 2015, unless otherwise indicated.

LINDA WALKER BYNOE, Director since 2006, Age 63

President and Chief Executive Officer, Telemat Ltd. (project management and consulting firm) since 1995.

Ms. Bynoe is a director of Anixter International Inc. and Prudential Retail Mutual Funds and a trustee of Equity Residential. She is a former director of Simon Property Group, Inc.

The Board concluded that Ms. Bynoe should serve as a director based on her diverse consulting and investment experience, her expertise in public accounting, corporate governance, managing a private equity investment portfolio and strategy development and her experience as a director of financial services and other complex global corporations.

SUSAN CROWN, Director since 1997, Age 57

Chairman and Chief Executive Officer of Owl Creek Partners, LLC (private equity firm) since 2010, and Chairman and Founder, Susan Crown Exchange Inc. (social investment organization) since 2009. Ms. Crown previously served as Vice President of Henry Crown and Company (company with diversified investments) from 1984 to 2015.

Ms. Crown is a director of Illinois Tool Works Inc. Ms. Crown also serves as Vice Chair of the Board of Trustees of Rush University Medical Center in Chicago and as a director of CARE USA and Navy Pier, Inc. Ms. Crown previously served two terms as a Fellow of Yale Corporation.

The Board concluded that Ms. Crown should serve as a director based on her business experience, her leadership and risk oversight experience as a director of Illinois Tool Works Inc. and her extensive experience with civic and not-for-profit organizations. The board also considered the valuable perspective on governance and corporate responsibility matters that Ms. Crown brings through her current and former board service at various large organizations, both commercial and not-for-profit.

DEAN M. HARRISON, Director since 2015, Age 61

President and Chief Executive Officer, Northwestern Memorial HealthCare (the primary teaching affiliate of Northwestern University Feinberg School of Medicine and parent corporation of Northwestern Memorial Hospital) since 2006. Mr. Harrison served as President of Northwestern Memorial Hospital from 1999 to 2006. Mr. Harrison also served as the chairman of the Illinois Hospital Association through December 31, 2015.

The Board concluded that Mr. Harrison should serve as a director based on his extensive experience leading a large, complex organization in a highly regulated industry.

DIPAK C. JAIN, Director since 2004, Age 58

Director, Sasin Graduate Institute of Business Administration (international graduate business school) since July 2014. Mr. Jain served as the INSEAD Chaired Professor of Marketing from 2013 to July 2014 and the Dean of INSEAD from 2011 to 2013. Previously, Mr. Jain served as a member of the faculty of Northwestern University’s Kellogg School of Management in a number of capacities, including as Dean from 2001 to 2009, Sandy and Morton Goldman Professor in Entrepreneurial Studies and Professor of Marketing from 1994 to 2001, and Associate Dean for Academic Affairs from 1996 to 2001.

Mr. Jain is a director of Deere & Company, Reliance Industries Limited, India, and Global Logistics Properties Limited, Singapore.

The Board concluded that Mr. Jain should serve as a director based on his academic experience, his business administration positions both in the United States and abroad, his global consulting experience, including his experience and research in marketing and competitive market analysis, and his experience as a director of other complex global corporations.

JOSE LUIS PRADO, Director since 2012, Age 61

Retired President of Quaker Oats North America, a division of PepsiCo, Inc. (global food and beverage company). Mr. Prado served as President of Quaker Oats North America from 2011 to September 2014 and as President and Chief Executive Officer of Grupo Gamesa-Quaker, PepsiCo International, Monterrey, Mexico, from 2002 to 2010. Mr. Prado joined PepsiCo in Mexico in 1984 and served in a variety of positions at PepsiCo, including: Regional Vice President Andean Region, Frito-Lay International; President of PepsiCo Snacks Argentina, Buenos Aires, Argentina; and President of Frito-Lay Snacks Caribbean, San Juan, Puerto Rico. His early career at PepsiCo included assignments in sales, finance, and information technology.

Mr. Prado is a director of Brinker International, Inc.

The Board concluded that Mr. Prado should serve as a director based on his management, marketing and risk oversight experience at a complex global corporation and his substantial international experience.

THOMAS E. RICHARDS, Director since 2015, Age 61

Chairman, President and Chief Executive Officer, CDW Corporation (provider of integrated information technology solutions in the United States, Canada and the United Kingdom). Mr. Richards has served as CDW Corporation’s President since 2009, its Chief Executive Officer since 2011 and its Chairman since 2013. Prior to serving as Chief Executive Officer, Mr. Richards served as CDW Corporation’s Chief Operating Officer from 2009 to 2011.

Mr. Richards is a director of CDW Corporation.

The Board concluded that Mr. Richards should serve as a director based on his experience leading a large, complex organization and his experience in the information technology industry.

JOHN W. ROWE, Director since 2002, Lead Director since April 2010, Age 70

Chairman Emeritus, Exelon Corporation (producer and wholesale marketer of energy) since 2012. Mr. Rowe served as Chairman and Chief Executive Officer of Exelon Corporation from 2002 to 2012.

Mr. Rowe is a director of Allstate Corporation, American DG Energy Inc., and SunCoke Energy, Inc. Mr. Rowe is a former director of Sunoco Corporation and Exelon Corporation.

The Board concluded that Mr. Rowe should serve as a director based on his management, regulatory, government relations and risk oversight experience as Chief Executive Officer at Exelon Corporation (and, prior to that, at New England Electric System and Central Maine Power Company) and his experience as a director of other complex corporations.

MARTIN P. SLARK, Director since 2011, Age 61

Chief Executive Officer, Molex Incorporated (manufacturer of electronic, electrical, and fiber optic interconnection products and systems) since 2005. Previously, Mr. Slark served as President and Chief Operating Officer of Molex Incorporated from 2001 to 2005.

Mr. Slark is a director of Hub Group, Inc. and Liberty Mutual Insurance Company (not a public company).

The Board concluded that Mr. Slark should serve as a director based on his experience leading a complex global corporation and his risk oversight experience as Chief Executive Officer of Molex Incorporated and as a director of other complex global corporations.

DAVID H. B. SMITH, JR., Director since 2010, Age 49

Executive Vice President, Policy & Legal Affairs and General Counsel, Mutual Fund Directors Forum (nonprofit membership organization for investment company directors) since 2005. Previously, Mr. Smith held several positions at the U.S. Securities and Exchange Commission from 1996 to 2005, including Associate Director in the Division of Investment Management.

Mr. Smith is a director of Illinois Tool Works Inc. and a trustee of Carleton College.

The Board concluded that Mr. Smith should serve as a director based on his regulatory and leadership experience in the finance industry gained from his roles at the U.S. Securities and Exchange Commission and the Mutual Fund Directors Forum. The Board also considered that Mr. Smith’s interest as a beneficiary of a trust that holds a significant amount of the Corporation’s common stock further aligns his interests with the interests of the Corporation’s stockholders.

DONALD THOMPSON, Director since 2015, Age 52

Retired President and Chief Executive Officer, McDonald’s Corporation (global foodservice retailer). Mr. Thompson served as President and Chief Executive Officer of McDonald’s Corporation from 2012 until March 2015. Previously, Mr. Thompson served as President and Chief Operating Officer of McDonald’s Corporation from 2010 to 2012 and President of McDonald’s USA from 2006 to 2010.

Mr. Thompson is a director of Royal Caribbean Cruises Ltd. Mr. Thompson served as director of McDonald’s Corporation from 2011 to March 2015 and of Exelon Corporation from 2007 to 2013.

The Board concluded that Mr. Thompson should serve as a director based on his management and board experience at other complex global corporations.

CHARLES A. TRIBBETT III, Director since 2005, Age 60

Managing Director, Russell Reynolds Associates (global executive recruiting firm) since 1989, Chairman of the firm’s Leadership Assessment and Promotions Board since 2006, and Co-Leader of the firm’s CEO/Succession Planning and Board Services Practice since 1995.

The Board concluded that Mr. Tribbett should serve as a director based on his global leadership consulting experience evaluating and identifying senior management professionals and his leadership experience as a Managing Director of Russell Reynolds Associates.

FREDERICK H. WADDELL, Director since 2006, Age 62

Chairman of the Board of the Corporation and the Bank since 2009 and Chief Executive Officer of the Corporation and the Bank since 2008. Previously, Mr. Waddell served as President of the Corporation and the Bank from 2006 to 2011, Chief Operating Officer of the Corporation and the Bank from 2006 to 2008 and Executive Vice President of the Bank from 1997 to 2006 and of the Corporation from 2003 to 2006.

Mr. Waddell is a director of AbbVie, Inc.

Since joining Northern Trust in 1975, Mr. Waddell has held leadership positions in a variety of the Corporation’s businesses. The Board concluded that Mr. Waddell should serve as a director based on his experience and ongoing responsibilities with respect to the Corporation’s businesses.

BOARD AND BOARD COMMITTEE INFORMATION

Our Board currently consists of twelve members. The Board has determined that each of the following eleven current directors is independent in accordance with our independence standards, which conform with SEC rules and the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”): Linda Walker Bynoe, Susan Crown, Dean M. Harrison, Dipak C. Jain, Jose Luis Prado, Thomas E. Richards, John W. Rowe, Martin P. Slark, David H. B. Smith, Jr., Donald Thompson and Charles A. Tribbett III.

During 2015, the Corporation’s Board held nine meetings. All persons who were directors during 2015 attended at least 75% of the total meetings of the Board and the committees on which they served occurring during the period in which they served. Our Corporate Governance Guidelines state that all directors are expected to attend each Annual Meeting of Stockholders. In accordance with this expectation, all of the directors then serving attended the 2015 Annual Meeting of Stockholders held on April 21, 2015.

Board Committees

The standing committees of the Board are the Audit Committee, the Business Risk Committee, the Capital Governance Committee, the Compensation and Benefits Committee, the Corporate Governance Committee, the Corporate Social Responsibility Committee and the Executive Committee. With the exception of the Executive Committee, all standing committees are composed solely of independent directors. Consequently, independent directors directly oversee critical matters and appropriately oversee the Chairman and CEO. Each standing committee is governed by a written charter. These charters detail the duties and responsibilities of each committee and are available on the Corporation’s website at www.northerntrust.com.

Pursuant to its charter, the Corporate Governance Committee periodically reviews and makes recommendations to the Board with respect to the Board’s committee structure. Following such a review, on November 17, 2015, the Board took the following actions:

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formally assumed direct oversight of the strategic direction and initiatives of the Corporation and its subsidiaries, due to the critical importance of such matters, by dissolving the Business Strategy Committee;

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established the Capital Governance Committee, to assist the Board in discharging its oversight duties with respect to capital management and planning activities of the Corporation and its subsidiaries, including the annual Comprehensive Capital Analysis and Review (“CCAR”) exercise; and

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established the Corporate Social Responsibility Committee, to assist the Board in discharging its oversight duties with respect to corporate citizenship and social responsibility matters of significance to the Corporation and its subsidiaries.

Additional information regarding the roles, responsibilities and composition of the Board’s standing committees is set forth below. The Business Strategy Committee met four times in 2015. All such meetings were well attended by the Board, as the full Board was invited to attend all Business Strategy Committee meetings.

Committee Composition

A summary of the composition of each of the Board’s current standing committees is set forth below.

Director	Audit	Business Risk	Capital Governance	Compensation and Benefits	Corporate Governance	Corporate Social Responsibility	Executive
Bynoe				✓	✓
Crown					✓	C	✓
Harrison	✓	✓
Jain	✓					✓
Prado		C				✓	✓
Richards		✓		✓
Rowe			✓	✓	C		✓
Slark	✓			✓
Smith	C	✓	✓				✓
Thompson	✓	✓	C				✓
Tribbett				C	✓		✓
Waddell							C

C - Chair     ✓ - Member

Audit Committee

The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Corporation and its subsidiaries and the audits of the consolidated financial statements of such entities, as well as to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the organization’s accounting, auditing, financial reporting, internal financial control and legal compliance functions, including, without limitation: (i) assisting the Board’s oversight of (a) the integrity of the organization’s consolidated annual and quarterly financial statements and earnings releases, (b) the organization’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the Corporation’s public accountants and (d) the performance of the organization’s internal audit function and the Corporation’s public accountants; and (ii) preparing the report required to be prepared by the Committee pursuant to SEC rules for inclusion each year in the Corporation’s proxy statement relating to its Annual Meeting of Stockholders.

The Board has determined that all members of the Audit Committee are independent under SEC rules and NASDAQ listing standards. The Board also has determined that all Audit Committee members have the financial experience and knowledge required for service on the Committee, and has designated Mr. Smith as its “audit committee financial expert,” as defined by SEC rules. The Audit Committee met five times in 2015.

Business Risk Committee

The Business Risk Committee’s sole and exclusive function is responsibility for the risk-management policies of the Corporation’s global operations and oversight of the operation of the Corporation’s global risk-management framework. In furtherance of this function, the Business Risk

Committee assists the Board in discharging its oversight duties with respect to: (i) the risks inherent in the businesses of the Corporation and its subsidiaries in the following categories: credit risk, market and liquidity risk, fiduciary risk, operational risk, compliance risk and strategic risk; and (ii) the process by which risk-based capital requirements are determined.

The Board has determined that all members of the Business Risk Committee are independent under SEC rules and NASDAQ listing standards. The Business Risk Committee met four times in 2015.

Capital Governance Committee

The Capital Governance Committee was established on November 17, 2015. The purpose of the Capital Governance Committee is to assist the Board in discharging its oversight duties with respect to capital management and planning activities of the Corporation and its subsidiaries. Among other matters, the Capital Governance Committee performs the following functions: (i) oversees the capital adequacy assessments, forecasting, and stress testing processes and activities of the Corporation and its subsidiaries, including with respect to the annual CCAR exercise; (ii) reviews and recommends to the Board for approval the Corporation’s annual capital plan, including proposed capital actions; (iii) unless reviewed and approved by the Board, reviews and approves capital policies for the Corporation and the Bank, including the Corporation’s and the Bank’s capital management goals and targets and the Corporation’s payout ratios; (iv) reviews and discusses with management the Corporation’s and the Bank’s regulatory capital ratios and capital levels; (v) reviews and recommends to the Board for approval (a) dividend declarations with respect to the Corporation’s common and preferred stock and (b) issuances or repurchases of debt or equity securities.

The Board has determined that all members of the Capital Governance Committee are independent under SEC rules and NASDAQ listing standards. The Capital Governance Committee met two times in 2015.

Compensation and Benefits Committee

The purpose of the Compensation and Benefits Committee is to assist the Board in discharging its duties and responsibilities relating to: (i) the compensation of the directors and executive officers of the Corporation and its subsidiaries; and (ii) the employee benefit and equity-based plans of the organization. The Committee also assists the Board with management development and succession planning, including with respect to the position of CEO, and prepares the report required to be prepared by the Committee pursuant to SEC rules for inclusion in the Corporation’s proxy statement relating to its Annual Meeting of Stockholders.

The Board has determined that all members of the Compensation and Benefits Committee are independent under SEC rules and NASDAQ listing standards. The Compensation and Benefits Committee met four times in 2015.

Corporate Governance Committee

The purpose of the Corporate Governance Committee is to: (i) identify and recommend to the Board candidates for nomination or appointment as directors; (ii) review the Board’s committee structure and recommend appointments to committees; (iii) provide leadership in shaping the corporate governance of the Corporation, including through the development and recommendation to the Board of Corporate Governance Guidelines applicable to the Corporation; (iv) advise the Board on the appointment of a successor in the event of the unanticipated death, disability or resignation of the Corporation’s CEO, after consultation with the Chairman of the Corporation’s Compensation and Benefits Committee; (v) oversee the procedures relating to stockholder communications with the Board and review any proposals submitted by stockholders; and (vi) oversee the annual evaluation of the Board and its committees.

The Board has determined that all members of the Corporate Governance Committee are independent under SEC rules and NASDAQ listing standards. The Corporate Governance Committee met four times in 2015.

Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee was established on November 17, 2015. The purpose of the Corporate Social Responsibility Committee is to assist the Board in discharging its oversight duties with respect to corporate citizenship and social responsibility matters of significance to the Corporation and its subsidiaries. Among other matters, the Corporate Social Responsibility Committee receives and reviews reports on each of the following as they pertain to the Corporation and its subsidiaries: (i) political, lobbying and other public advocacy activities, including significant trade association memberships; (ii) strategic philanthropy and charitable contributions; (iii) sustainability initiatives and other social responsibility matters of significance, including environmental, social, and governance issues; (iv) diversity and inclusion initiatives; and (v) compliance with Community Reinvestment Act and Fair Lending laws. The Corporate Social Responsibility Committee also provides oversight with respect to policies, programs and strategies in respect of each of these matters.

The Board has determined that all members of the Corporate Social Responsibility Committee are independent under SEC rules and NASDAQ listing standards. The Corporate Social Responsibility Committee did not meet in 2015.

Executive Committee

The Board appoints an Executive Committee so that there will be a committee of the Board empowered to act for the Board, to the full extent permitted by law, between meetings of the Board if necessary and appropriate. The Executive Committee is composed of the Chairman of the Board and the Chair of each of the other standing committees of the Board. The Executive Committee did not meet in 2015.

CORPORATE GOVERNANCE

Key Governance Practices

We believe that the high standards set by our governance structure provide the foundation for the strength of our business. An overview of certain key governance practices reflective of our strong governance profile is set forth below.

What We Do		What We Don’t Do

✓	Majority Independent Directors (11 of 12 Current Directors)	×	No Plurality Voting in Uncontested Director Elections

✓	Engaged Lead Director	×	No Staggered Board

✓	Regular Executive Sessions for CEO and Independent Directors	×	No Poison Pill

✓	Annual Strategy Retreat with Board and Executive Officers	×	No Supermajority Voting

✓	Regular Rotations of Committee Chairs	×	No Overboarding

✓	Regular Reviews of Governance Documents

✓	Annual Board and Committee Self-Evaluations

Director Independence

To be considered independent, the Board must affirmatively determine that a director has no relationship with the Corporation which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Corporation’s Corporate Governance Guidelines require that the Board be composed of a majority of directors who meet the criteria for “independence” under NASDAQ listing standards.

To assist the Board in making its independence determinations, the Board has adopted categorical standards. Under these standards, the following persons shall not be considered “independent”:

●

a director who is or was an employee or executive officer of the Corporation, or whose Family Member (as defined below) is or was an executive officer of the Corporation, at any time during the past three years;

●

a director who receives or has received, or whose Family Member receives or has received, compensation from the Corporation in excess of $120,000 during any period of twelve consecutive months within the past three years, other than director and committee fees, benefits under a tax-qualified retirement plan or other forms of nondiscretionary compensation; provided, however, that compensation received by a Family Member of a director for service as an employee (other than an executive officer) of the Corporation need not be considered in determining independence;

●

a director who is, or whose Family Member is, a current partner of the Corporation’s outside auditor, or who was a partner or employee of the Company’s outside auditor who worked on the Corporation’s audit at any time during any of the past three years;

●

a director of the Corporation who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

●

a director who is, or whose Family Member is, a partner in, a controlling stockholder of, or an executive officer of, any organization to which the Corporation made, or from which the Corporation received, payments for property or services in the current or any of the past three fiscal years that exceed the greater of $200,000 or 5% of the recipient’s consolidated gross revenue for that year, other than payments arising solely from investments in the Corporation’s securities or payments under nondiscretionary charitable contribution matching programs.

“Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

The Board has determined that each director serving during 2015 was, and each current director (other than Mr. Waddell, who serves as Chairman and CEO of the Corporation) is, independent of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines and categorical standards.

In addition to the categorical standards, the Board also considers any transaction, relationship, or arrangement between the Corporation and a director that constitutes a related person transaction under the Corporation’s Related Person Transactions Policy described below. In assessing the independence of the Corporation’s directors, the Board considered the fact that, during 2015, the Corporation or its subsidiaries provided financial services to each of its directors, or persons related to such directors, except for Mr. Tribbett, in the ordinary course of business. Services provided included trust and related services, brokerage services, investment management, asset servicing, asset management, credit services and other banking services. These transactions were undertaken in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral for loan transactions) as those prevailing at the time for comparable transactions with other persons not related to the Corporation or any affiliated entities involved in the transactions. None of the transactions involved more than the normal risk of collectability or presented other unfavorable features. None of the transactions or any transactions in which the Corporation or any of its subsidiaries sold or purchased products and services were material to the Corporation or affiliated entities involved in the transactions, and none require disclosure pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). Any extensions of credit to directors and executive officers of the Corporation were permitted under the provisions of Section 13(k) of the Exchange Act. In each case, the Board determined that these relationships were immaterial and did not affect the independence of any director.

Related Person Transactions Policy

The Board, through its Audit Committee, has adopted a written Related Person Transactions Policy to govern the review, approval, and ratification of transactions to which the Corporation or its subsidiaries are party and in which any related persons have a direct or indirect material interest. “Related persons” means the Corporation’s directors, nominees for director, executive officers, greater than five percent beneficial owners, members of their immediate family and any person other than a tenant or employee sharing their household. The Related Person Transactions Policy also covers transactions in which any related person has an indirect interest.

The Related Person Transactions Policy provides that the Corporation may undertake certain pre-approved related person transactions in the ordinary course of business without specific review, approval or ratification, including the following pre-approved transactions:

●

an extension of credit by the Corporation or any of its subsidiaries to a related person that is made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and does not involve more than the normal risk of collectability or present other unfavorable features;

●

certain other ordinary course transactions in which the Corporation or its subsidiaries provide products or services to related persons on terms no less favorable to the Corporation and its subsidiaries as those prevailing at the time for comparable services to nonrelated persons;

●	a transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services;

●

a transaction where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

●

a transaction with another company to which a related person’s only relationship is as an employee, a director, a beneficial owner of less than 10% of the company’s outstanding common equity (when aggregated with all other directors, executive officers or nominees for election of as a director of the Corporation), or, in the case of partnerships, a limited partner with less than 10% interest in the partnership (when aggregated with all other directors, executive officers or nominees for election of as a director of the Corporation) and who is not a general partner of, or holder of another position with, that partnership, provided in each case the aggregate amount of the transaction does not exceed the greater of $200,000 or 5% of the other company’s annual revenue;

●

contributions or grants, or pledges of contributions or grants, by the Corporation, any of its subsidiaries, or The Northern Trust Company Charitable Trust to a charitable, nonprofit, or educational organization for which a related person serves as an executive officer, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of the organization’s total annual receipts;

●	transactions where the related person’s interest arises solely from the ownership of the Corporation’s common stock and all stockholders receive the same benefit on a pro rata basis;

●

compensation paid to executive officers of the Corporation that is required to be reported in the Corporation’s proxy statement under Item 402 of Regulation S-K, or to executive officers that are not immediate family members of another related person and such compensation would be reported in the Corporation’s proxy statement under Item 402 of Regulation S-K if such executive officers were named executive officers, and the Corporation’s Compensation and Benefits Committee approved such compensation (or recommended it for approval by the Board of Directors); and

●	compensation paid to directors of the Corporation that is required to be reported in the Corporation’s proxy statement under Item 402 of Regulation S-K.

Any other related person transaction involving amounts in excess of $120,000 must be approved or ratified by the Audit Committee or the Audit Committee Chair. In considering related person transactions, the Audit Committee or the Audit Committee Chair will consider all relevant facts and circumstances and approve only those related person transactions that are in, or otherwise not inconsistent with, the best interests of the Corporation and its subsidiaries.

As noted above, in 2015, certain related persons were clients of, and engaged in the types of transactions identified in the bullet points above with, the Corporation or one or more of its subsidiaries. These transactions were undertaken in the ordinary course of business and upon such other terms and conditions as permitted such transactions to qualify for pre-approval under the Related Person Transactions Policy. Further, as noted above, none of the transactions requires disclosure pursuant to Item 404(a) of Regulation S-K of the Exchange Act.

Executive Sessions

The independent directors of the Corporation met in executive sessions separate from management seven times during 2015. The Lead Director or, in his absence, another independent director designated by the Lead Director, presides at executive sessions of the independent directors.

Board Leadership Structure; Lead Director

The current leadership structure of the Board consists of a combined Chairman and CEO position and a Lead Director appointed annually by the Corporation’s independent directors.

The Board has determined that combining the positions of Chairman and CEO is the most appropriate for the Corporation at this time. Having one person as Chairman and CEO provides unified leadership and direction to the Corporation and strengthens the ability of the CEO to develop and implement strategic initiatives and respond efficiently in crisis situations. The Board believes the combination of the Chairman and CEO positions is appropriate in light of the substantial independent oversight provided by the Board. The Board also believes that the desire for independent leadership of the Board is sufficiently achieved by the prominent role of the Lead Director.

The Lead Director’s primary duties are described in the Corporation’s Corporate Governance Guidelines. Among other matters, the Lead Director’s duties include: (i) approving meeting agendas for the Board and the nature of information sent to the Board; (ii) approving Board meeting schedules to ensure that there is sufficient time for discussion of all Board agenda items; (iii) the authority to call at any time a special meeting of the Board or a special executive session of the independent directors;

(iv) the authority to add items to the agenda of any regular or special meeting of the Board; (v) presiding at all regular and special meetings of the Board at which the Chairman is not present; (vi) presiding at all regular and any special executive sessions of the independent directors; (vii) serving as a liaison between the independent directors and the Chairman and CEO; (viii) conducting, by means of an interview with each director, including the Chairman and CEO, the Board’s annual self-evaluation of its performance and then providing a summary report to the Board; and (ix) being available for consultation and direct communication with major stockholders. Mr. Rowe has served as our Lead Director since 2010.

Risk Oversight

The Board provides oversight of risk management directly as well as through its Audit, Business Risk, Capital Governance and Compensation and Benefits Committees. The Board annually approves the Corporation’s enterprise risk management framework, risk universe and Corporate Risk Appetite Statement. The Corporate Risk Appetite Statement reflects the expectation that risk be consciously considered as part of the Corporation’s strategic decisions and in its day-to-day activities. The Corporation actively monitors employees using programs, policies, and other tools that are designed to ensure that they work within established risk frameworks and limits. The Business Risk Committee assumes primary responsibility and oversight with respect to credit risk, operational risk, fiduciary risk, compliance risk, market risk and liquidity risk, and strategic risk. The Audit Committee provides oversight with respect to financial reporting and legal risk, while the Compensation and Benefits Committee oversees the development and operation of the incentive compensation program of the Corporation and its subsidiaries. The Compensation and Benefits Committee annually reviews management’s assessment of the effectiveness of the design and performance of the incentive compensation arrangements and practices in providing incentives that are consistent with the safety and soundness of the Corporation and its subsidiaries. This assessment includes an evaluation of whether these incentive compensation arrangements and practices discourage inappropriate risk-taking behavior by participants. Pursuant to its charter, the Compensation and Benefits Committee is required to have at least one member who is a member of the Business Risk Committee and at least one member who is a member of the Audit Committee. Among other responsibilities, the Capital Governance Committee oversees the capital adequacy assessments, forecasting, and stress testing processes and activities of the Corporation and its subsidiaries, including the annual CCAR exercise. Accordingly, the Capital Governance Committee provides oversight with respect to the Corporation’s risk identification for the capital adequacy assessment process. The charters for the Audit, Business Risk, Capital Governance and Compensation and Benefits Committees provide that the Committees may meet with the individuals who supervise day-to-day risk management responsibilities of the Corporation and other members of management, consultants or advisors, as each committee deems appropriate.

For a further description of the risk management policies and practices of the Corporation’s management, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management” and “—Liquidity and Capital Resources—Liquidity Risk Management” in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

Corporate Governance Guidelines

The Corporation has had Corporate Governance Guidelines in place since 2000. The Corporate Governance Committee reviews and reassesses the adequacy of the Corporate Governance Guidelines at least annually and recommends any changes to the Board for approval. The Corporation’s Corporate Governance Guidelines embody many of the Corporation’s long-standing practices and incorporate policies and procedures that strengthen its commitment to corporate governance best practices. A copy of the Corporate Governance Guidelines is available on the Corporation’s website at www.northerntrust.com.

Code of Business Conduct and Ethics

The Board of the Corporation has adopted a Code of Business Conduct and Ethics to:

●	promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

●	promote full, fair, accurate, timely and understandable public disclosure about the Corporation;

●	promote compliance with applicable laws and governmental rules, codes and regulations wherever the Corporation does business;

●	ensure the protection of the Corporation’s legitimate business interests; and

●	deter wrongdoing.

The Code of Business Conduct and Ethics satisfies applicable SEC and NASDAQ requirements and applies to all directors, officers (including the Corporation’s principal executive officer, principal financial officer and principal accounting officer) and employees of the Corporation and its subsidiaries. The Corporation intends to disclose any amendments to, or waivers from, the Code of Business Conduct and Ethics for directors and executive officers by posting such information on its website. A copy of the Code of Business Conduct and Ethics is available on the Corporation’s website at www.northerntrust.com.

Management Development and Succession Planning

The Board of Directors, led by the Compensation and Benefits Committee, annually conducts a formal management development and succession planning review with respect to the position of the CEO and other senior officers. This review focuses on CEO succession planning, as well as developing internal candidates for advancement within the Corporation. The Compensation and Benefits Committee makes recommendations to the Board concerning management development and succession planning, which recommendations reflect the Board’s annual management development and succession planning review, as well as Committee discussions with and without the CEO. The Corporate Governance Committee discusses succession planning in the event of the unexpected death, incapacity, or resignation of the CEO and recommends to the Board, after consultation with the Chairman of the Compensation and Benefits Committee, an appropriate successor under such circumstances. The full Board is responsible for succession planning for the position of the CEO.

Director Nominations and Qualifications

The Corporate Governance Committee is responsible for considering, evaluating, and recommending candidates for director. The Committee will consider persons nominated by stockholders in accordance with the nomination procedures specified in the Corporation’s By-laws or otherwise recommended by stockholders. The Corporation’s By-laws provide that stockholders may propose director nominations only if they give timely written notice, directed to the attention of the Corporation’s Corporate Secretary, not less than 120 days nor more than 150 days prior to the anniversary date of the prior year’s Annual Meeting of Stockholders. If such Annual Meeting of Stockholders is called for a date that is not within thirty days before or after the anniversary date of the prior year’s Annual Meeting of Stockholders, notice by the stockholder in order to be timely must be received within ten days after notice of such subsequent Annual Meeting of Stockholders is mailed or public disclosure of the date of such Annual Meeting of Stockholders is made, whichever occurs first. In either case, the notice must contain the information required by the Corporation’s By-laws. Stockholders may also recommend candidates for director by following the procedures for communicating with directors described below under “Communications with the Board and Independent Directors.”

In its evaluation of director candidates, including persons recommended by stockholders, the Corporate Governance Committee considers the factors specified in the Corporation’s Corporate Governance Guidelines to ensure the Board has a diversity of perspectives and backgrounds, including the nature of the expertise and experience required for the performance of the duties of a director of a corporation engaged in the Corporation’s business and such matters as relevant business and industry experience, professional background, age, current employment, community service and other board service. The Committee also considers the racial, ethnic, and gender diversity of the Board in assessing candidates. The Committee seeks to identify as candidates for director persons with a reputation for, and record of, integrity and good business judgment who: (i) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated; (ii) are free from conflicts of interest that could interfere with a director’s duties to the Corporation and its stockholders; and (iii) are willing and able to make the necessary commitment of time and attention required for effective Board service. The Committee also takes into account a candidate’s level of financial literacy, and monitors the mix of skills and experience of the directors in order to ensure the Board has the necessary collective expertise to perform its oversight function effectively. Following its evaluation process, the Committee recommends director nominees to the full Board, and the Board makes the final determination of director nominees based on its consideration of the Committee’s recommendation.

Stockholder Outreach

The Corporation recognizes the importance of engaging with stockholders and other key constituents. Open and constructive dialogue with stockholders helps further their understanding of our performance and strategies and allows us to receive direct feedback on issues relating to the Corporation. Accordingly, it is the Corporation’s long-standing practice to engage proactively and routinely with stockholders throughout the year. In 2015, the Corporation expanded its engagement efforts through a proactive outreach campaign focused on fostering dialogue with certain of the Corporation’s large institutional stockholders. Through this initiative, our CEO and/or CFO, along with members of our investor relations and governance teams, engaged with stockholders representing approximately 40% of our outstanding shares regarding matters pertaining to the Corporation’s performance, strategies and governance.

Communications with the Board and Independent Directors

Stockholders and other interested persons may communicate with any of the Corporation’s directors, including the Lead Director or the independent directors as a group, by writing a letter addressed to the applicable director(s), c/o Northern Trust Corporation, 50 South La Salle Street, M-9, Chicago, Illinois 60603, Attention: Corporate Secretary. The Corporation’s Corporate Secretary will forward communications directly to the Lead Director, unless a different director is specified.

Any stockholder or other interested person who has a particular concern regarding accounting, internal accounting controls, or other audit matters that he or she wishes to bring to the attention of the Audit Committee may communicate those concerns to the Audit Committee or its Chairman, using the address indicated above. Any written communication regarding accounting, internal accounting controls or other matters are processed in accordance with procedures adopted by the Audit Committee.

Securities Transactions Policy and Procedures and Policy Against Hedging

Our Securities Transactions Policy and Procedures prohibits directors, employees, including our named executive officers, and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while such persons are aware of material nonpublic information relating to the issuer of the security and from providing such material nonpublic information to any person who may trade while aware of such information. This policy also prohibits directors, employees, and certain of their family members from engaging in short selling, margining, pledging or hypothecating the Corporation’s securities, and from trading in options, warrants, puts, calls or similar instruments on the Corporation’s securities.

SECURITY OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership of the Corporation’s common stock as of December 31, 2015 for each director, each named executive officer and all directors and executive officers of the Corporation as a group.

Name of Beneficial Owner	Shares (1) (2)	Shares under Exercisable Options (3)	Total Beneficial Ownership of Common Stock	Percent of Class
Non-Employee Directors:
Linda Walker Bynoe	15,855	—	15,855	*
Susan Crown	35,192	—	35,192	*
Dean M. Harrison	512	—	512	*
Dipak C. Jain	16,991	—	16,991	*
Jose L. Prado	5,496	—	5,496	*
Thomas E. Richards	—	—	—	*
John W. Rowe	28,592	—	28,592	*
Martin P. Slark	8,319	—	8,319	*
David H.B. Smith, Jr. (4)	29,022	—	29,022	*
Donald Thompson	213	—	213	*
Charles A. Tribbett III	16,192	—	16,192	*
Named Executive Officers:
Frederick H. Waddell	345,842	1,123,123	1,468,965	*
S. Biff Bowman	31,255	91,515	122,770	*
Steven L. Fradkin	131,308	370,310	501,618	*
William L. Morrison	130,982	329,358	460,340	*
Jana R. Schreuder	66,538	351,670	418,208	*
All directors and executive officers as a group (26 persons)	1,124,304	3,296,046	4,420,350	1.90%

* Less than 1%.

(1) Except as noted below, the nature of beneficial ownership for shares shown in this table is sole voting and investment power (including shares as to which spouses and minor children of the individuals covered by this table have such power).

(2) Amount includes restricted stock units payable on a one-for-one basis in shares of the Corporation’s common stock that are scheduled to vest within sixty days of December 31, 2015 in the following amounts: Mr. Waddell – 15,777 units; Mr. Bowman – 7,377 units; Mr. Fradkin – 4,745 units; Mr. Morrison – 7,948 units; Ms. Schreuder – 4,745 units; and all directors and officers as a group – 85,658 units.

(3) Amount includes options that were exercisable as of December 31, 2015 and options that become exercisable within sixty days thereafter.

(4) Amount includes 1,704 shares held in a trust over which Mr. Smith shares voting and investment power as co-trustee with one other individual. Amount excludes 500 shares held in a trust over which

Mr. Smith shares voting and investment power as co-trustee with three other individuals. Amount also excludes 1,362,880 shares held in a trust of which Mr. Smith is a beneficiary, as Mr. Smith has no investment or voting power with respect to such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and beneficial owners of more than 10% of the Corporation’s stock to file with the SEC initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. Based solely on the Corporation’s review of the reports that have been filed by or on behalf of such reporting persons in this regard and written representations from such reporting persons that no other reports were required, the Corporation believes that all reports required by Section 16(a) of the Exchange Act were made on a timely basis during or with respect to 2015, except for: (i) two Form 4s filed for each of Linda Walker Bynoe, Dipak C. Jain, Jose Luis Prado and Charles A. Tribbett III, and one Form 4 filed for each of Susan Crown, Dean M. Harrison and John W. Rowe, each of which related to an acquisition of stock units representing the deferral of cash compensation pursuant to the Corporation’s 1997 Deferred Compensation Plan for Non-Employee Directors and was filed late due to administrative error; and (ii) a Form 4 filed for Steven L. Fradkin to report a transaction resulting from the rebalancing of his 401(k) savings account which was filed late due to administrative error.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table includes information concerning stockholders who were the beneficial owners of more than 5% of the outstanding shares of the Corporation’s common stock as of December 31, 2015.

Name and Address	Shares	Percent of Class

The Northern Trust Company (1) 50 South La Salle Street Chicago, Illinois 60603	20,876,098	9.1%

Wellington Management Group LLP (2) c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210	16,497,251	7.2%

T. Rowe Price Associates, Inc. (3) 100 East Pratt Street Baltimore, Maryland 21202	14,397,685	6.3%

BlackRock, Inc. (4) 55 East 52nd Street New York, New York 10022	12,623,186	5.5%

The Vanguard Group, Inc. (5) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	12,357,347	5.4%

(1) As of December 31, 2015, the Bank and its affiliates individually acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which owned, held or controlled through intermediaries the shares reported. This aggregate number of shares includes 1,362,880 shares held by the trust described in footnote 4 to the “Security Ownership by Directors and Executive Officers” table in this Proxy Statement, or approximately 0.59% of the outstanding common stock. Of the total shares owned, held or controlled by trusts and other fiduciary accounts for which the Bank and its affiliates acted as sole or co-fiduciary, the Bank and its affiliates had sole voting power with respect to 8,036,253 shares, or 3.50% of the outstanding common stock, and they shared voting power with respect to 11,296,876 shares, or 4.93% of the outstanding common stock. They had sole investment power with respect to 2,224,439 shares, or 0.97% of the outstanding common stock, and they shared investment power with respect to 12,166,974 shares, or 5.31% of the outstanding common stock.

(2) As reported on a Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP on February 11, 2016. Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP each had shared voting power with respect to 7,781,068 shares, or 3.39% of the outstanding common stock, and shared investment power with respect to all shares reported. Wellington Management Company LLP had shared voting power with respect to 6,560,735 shares, or 2.86% of the outstanding common stock, and shared investment power with respect to 14,556,824 shares, or 6.35% of the outstanding common stock. None of the entities had sole voting or investment power with respect to any shares reported. Based on the Schedule 13G, the securities as to which the Schedule 13G was filed are owned of record by clients of one or more investment advisers identified therein directly or indirectly owned by Wellington Management Group LLP.

(3) As reported on a Schedule 13G/A filed on February 10, 2016. T. Rowe Price Associates, Inc. (“Price Associates”) has indicated that these shares are owned by various individual and institutional investors, for which Price Associates serves as an investment adviser with power to direct investments and, in certain cases, sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Of these shares, Price Associates had sole voting power with respect to 4,288,952 shares, or 1.87% of the outstanding common stock, and it did not have shared voting power with respect to any such shares. Price Associates had sole investment power with respect to all such shares.

(4) As reported on a Schedule 13G/A filed on February 10, 2016. Of the shares reported, BlackRock, Inc. (“BlackRock”) had sole voting power with respect to 10,781,949 shares, or 4.70% of the outstanding common stock, and it did not have shared voting power with respect to any shares reported. BlackRock had sole investment power with respect to all shares reported.

(5) As reported on a Schedule 13G filed on February 11, 2016. Of the shares reported, The Vanguard Group, Inc. (“Vanguard”) had sole voting power with respect to 403,396 shares, or 0.18% of the outstanding common stock, and shared voting power with respect to 21,300 shares, or 0.01% of the outstanding common stock. Vanguard had sole investment power with respect to 11,926,300 shares, or 5.20% of the outstanding common stock, and shared investment power with respect to 431,047 shares, or 0.19% of the outstanding common stock.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, and the rules and regulations promulgated thereunder by the SEC, the Corporation is required to include in this Proxy Statement a separate resolution, subject to an advisory vote, to approve the compensation of our named executive officers as disclosed in this Proxy Statement (commonly referred to as a “Say-on-Pay” advisory vote). In a nonbinding, advisory vote on the frequency of future Say-on-Pay votes held at our 2011 Annual Meeting of Stockholders, stockholders voted in favor of conducting Say-on-Pay votes annually. In light of this result, and other factors considered by the Board, the Board has determined that the Corporation will hold Say-on-Pay votes on an annual basis until the next advisory vote on such frequency, which is expected to take place at the 2017 Annual Meeting of Stockholders. Accordingly, the Board is requesting that stockholders vote FOR approval of the following resolution:

“Resolved, that the compensation paid to the Corporation’s named executive officers, as disclosed in its Proxy Statement dated March 9, 2016, pursuant to Item 402 of Regulation S-K of the Exchange Act, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding on the Corporation. Although the vote is nonbinding, the Board and the Compensation and Benefits Committee value the opinions of our stockholders and, consistent with past practice, will consider the outcome of the vote when determining compensation policies and making future compensation decisions for our named executive officers.

The Corporation’s executive compensation program and the framework used in evaluating and making 2015 compensation decisions for our named executive officers are described in the Compensation Discussion and Analysis that begins on page 27 of this Proxy Statement.

The Board unanimously recommends that you vote FOR this proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes how we compensate our executives, including our 2015 named executive officers, which consist of the following individuals.

Name	Title
Frederick H. Waddell	Chairman and Chief Executive Officer
S. Biff Bowman	Chief Financial Officer
Steven L. Fradkin	President—Wealth Management
William L. Morrison	President
Jana R. Schreuder	Chief Operating Officer

Executive Summary

2015 Financial Performance

Our strong results in 2015 demonstrated continued progress executing on the three pillars of our financial strategy:

●	Achieve Growth across the business, as demonstrated by continued growth in Corporate & Institutional Services (“C&IS”) and Wealth Management trust, investment and other servicing fees.

●

Improve Profitability and Productivity, as demonstrated by the decrease in our noninterest expense as a percentage of trust, investment and other servicing fees, which in turn resulted in significant improvements in pre-tax margin and growth in pre-tax income.

●	Increase Stockholder Returns through an improved return on equity, with return on equity within our target range of 10%–15%, and increases in dividends.

Our financial performance compares favorably with that of our peers. For the year ended December 31, 2015, our average three- and five-year returns on equity were 10.3% and 9.8%, respectively, compared to peer-group medians of 10.1% and 9.7%, respectively, for such periods. Further, our average revenue growth of 8.6%, 6.5% and 5.2% over the one-, three- and five-year periods ended December 31, 2015, respectively, significantly outpaced peer-group median growth of 0.8%, 1.9% and 2.0% over such periods.

We achieved these financial results while continuing to maintain strong capital ratios, with all ratios applicable to classification as “well capitalized” under U.S. regulatory requirements having exceeded all “well capitalized” ratio guidelines.

Key Strategic Achievements

In addition to our strong financial performance, the successful execution of our strategies also was demonstrated through various strategic achievements, including:

●	the expansion of our client base, as we developed relationships across the globe;

●	our continued strong growth in key markets, including Australia with respect to our C&IS business and New York with respect to our Wealth Management business;

●

the continued successful implementation of our location strategy, with approximately 30% of our employees in our Limerick, Bangalore, Manila and Tempe locations as of December 31, 2015, and the announcement of a new location in Pune, India in 2016; and

●	the recognition we have received for our technology, including three first-place awards in mobile, private cloud and analytics.

2015 Compensation of our Chairman and CEO

Based on the strength of our performance in 2015 and Mr. Waddell’s contributions thereto, the Board determined that an increase in our Chairman and CEO’s incentive compensation for 2015 was appropriate. As a result, Mr. Waddell’s total direct compensation—consisting of base salary, short-term annual cash incentive compensation and long-term incentive compensation—increased by 11% from 2014 to 2015.

The chart below summarizes Mr. Waddell’s total direct compensation for 2014 and 2015. Base salary for 2014 and 2015 reflects Mr. Waddell’s base salary, as determined by the Board in February 2014 and February 2015, respectively. Short-term annual cash incentive compensation represents amounts awarded in February 2015 and February 2016 for 2014 and 2015 performance, respectively. Long-term incentive compensation represents grants relating to 2014 and 2015 performance made in February 2015 and February 2016, respectively. It should be noted that the amounts in the chart below are different than the amounts in the Summary Compensation Table on page 48. The most significant difference is that the long-term incentive award amounts included in the Summary Compensation Table for 2014 and 2015 were granted in February 2014 and February 2015, respectively, for 2013 and 2014 performance. We believe the chart below may be useful in summarizing key incentive compensation decisions made for 2014 and 2015 performance.

As illustrated by the chart below and consistent with our pay for performance philosophy, the Chairman and CEO’s pay mix heavily emphasizes incentive compensation, with the greatest weight placed on long-term incentives. Our long-term incentive mix emphasizes performance-based pay, with half of the long-term incentives being awarded in the form of performance stock units earned based on our return on equity over a three-year period.

Compensation Governance Practices

We have implemented the compensation practices summarized below to ensure that our compensation program is effective in addressing stockholder objectives.

What We Do		What We Don’t Do
✓	Ensure our executives meet robust stock ownership guidelines	×	No excise tax gross-ups for any new executive severance agreements
✓	Ensure performance-based compensation comprises the most significant portion of incentive compensation; 50% of long-term incentives are provided in performance stock units tied to return on equity	×	No short selling, margining, hedging, pledging or hypothecating company shares permitted under our Securities Transactions Policy and Procedures
✓	Include clawback provisions in long-term incentive awards granted to named executive officers	×	No compensation plans that encourage excessive risk-taking
✓	Use an independent compensation consultant to advise the Compensation and Benefits Committee	×	No repricing of underwater options
✓	Closely align pay and performance, with the Compensation and Benefits Committee validating this alignment annually
✓	Position target pay at competitive levels among peer group companies
✓	Solicit and consider feedback from investors

2016 Compensation Program Enhancements

The Compensation and Benefits Committee approved the following program enhancements in February 2016. These provisions apply to the performance stock units granted in 2016 for 2015 performance.

●	The average annual rate of return on equity during the three-year performance period required to become fully vested is 11.0%, up from 10.25% for grants in 2015.

●

Dividend equivalents will be distributed only with respect to those performance stock units that actually vest upon satisfaction of the applicable performance conditions rather than being paid in cash on a current basis prior to vesting and distribution.

Guiding Principles for Executive Compensation

Our compensation philosophy is to attract, motivate and retain talent, including executive-level talent, who will contribute to our long-term success. With the goals of solid long-term financial performance and creating long-term stockholder value, our executive compensation program and compensation decisions are framed by the four guiding principles described below.

Guiding Principle	Impact on Compensation Design
Linked to Long-Term Performance	● Performance stock units based on three-year return on equity constitute 50% of long-term incentive compensation
Aligned with Stockholder Interests	● Majority of pay delivered in long-term incentives (approximately 66% of the Chairman and CEO’s total direct compensation) ● Executives are subject to robust stock ownership guidelines
Positioned Competitively in the Marketplace	● Compensation levels are developed with reference to a peer group of comparable companies
Discourages Inappropriate Risk-Taking

●   Long-term incentives are subject to risk-based forfeiture and clawback provisions

●   Short-term cash incentive compensation awards are capped

●   Compensation and Benefits Committee can exercise negative discretion to reduce incentives

●   Compensation program balances short-term and long-term performance objectives

Risk Management

A key objective of our compensation program is to ensure that the incentive compensation design does not encourage inappropriate risk-taking. We have considered our incentive compensation program in light of the guidance provided by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) with respect to sound incentive compensation policies at financial institutions. We believe our compensation arrangements are consistent with our safety and soundness, in part because we are not involved with many of the lines of business that have exposed other financial institutions to excessive risk.

To reinforce the important role of effective risk management in our compensation framework, in recent years we have increased the portion of long-term incentive awards composed of performance stock units. Performance stock units, which contain meaningful performance targets for named executive officers and are payable in shares if these targets are attained, discourage inappropriate risk-taking behavior because they can only be earned by attaining long-term performance goals and because the value of the award is less susceptible to short-term fluctuations in share value than stock options. All long-term incentive awards vest over a multi-year period and have an inherent risk adjustment factor based on changes in the value of our common stock. Since 2012 all long-term incentive compensation arrangements for named executive officers have included forfeiture and recoupment provisions. Further information with respect to these provisions for our named executive officers can be found under “Other Compensation Practices—Clawback Provisions.”

The Compensation and Benefits Committee annually reviews management’s assessment of the effectiveness of the design and performance of our incentive compensation arrangements and practices in providing risk-taking incentives that are consistent with the safety and soundness of the Corporation and its subsidiaries. This assessment includes an evaluation of whether our incentive compensation arrangements and practices discourage inappropriate risk-taking behavior by participants. In connection with the Committee’s assessment, the Corporation’s Chief Risk Officer presents an annual incentive compensation risk performance review, discussing his observations and assessments of risk performance for the performance year for the Corporation and each of its significant businesses. The Committee will continue to monitor and, if necessary, revise our incentive compensation program to ensure that it continues to balance appropriately the objectives of stockholders, the needs of the business and risk concerns.

Pursuant to its charter, the Compensation and Benefits Committee is required to have at least one member who is a member of the Business Risk Committee and at least one member who is a member of the Audit Committee. This overlap in composition is intended to ensure that compensation decisions reflect the input of the Audit and Business Risk Committees.

Executive Compensation Program Elements

The table below provides a brief description of the elements of our compensation program and how each element helps address our guiding principles for executive compensation.

Element	Link to Compensation Philosophy	Rationale/Key Features
Base Salary	● Targeted at competitive levels among peer group companies.	● Base salaries provide a fixed level of income consistent with a named executive officer’s position and responsibilities, competitive pay practices, and internal equity principles.
Short-Term Annual Cash Incentive	● Total incentive funding is established as a percentage of pre-tax income. ● Targeted at competitive levels among peer group companies.

●   The Compensation and Benefits Committee determines annual incentive funding and awards based on both qualitative and quantitative considerations, including the individual performance of each executive officer.

Long-Term Incentive Compensation	● Linked to long-term performance. ● Aligned with stockholders’ interests by motivating executive officers to act as owners. ● Targeted at competitive levels among peer group companies.

●   Long-term incentives are the most significant element of overall compensation.

●   Long-term incentive compensation is comprised of performance stock units (50%), restricted stock units (25%) and stock options (25%). The number of shares that is paid out upon the vesting of a performance stock unit award is determined based on our return on equity.

Retirement, Health and Welfare Benefits	● Targeted at competitive levels among peer group companies.	● Benefits are designed with broader employee populations in mind and are not specifically structured for executive officers.

Additional information with respect to each of the four principal elements of our compensation program can be found beginning on page 40.

Determining Awards

Role of the Compensation and Benefits Committee

During its February meeting each year, the Compensation and Benefits Committee determines the appropriate level of compensation for all executive officers. The Committee considers all elements of our executive compensation program holistically rather than each compensation element individually, and makes executive compensation decisions after careful review and analysis of financial and nonfinancial performance information, as well as historical and market compensation data.

The Committee has the discretion to determine compensation in the context of individual performance in nonfinancial areas that are important to long-term growth and the enhancement of stockholder value. This flexibility allows the Committee to modify individual incentive payouts and long-term incentive opportunities to reflect best:

●	our business model and strategy;

●	prevailing market trends;

●	evolving financial and regulatory environment;

●	cross-function executive assignments; and

●	risk management objectives.

As discussed under “2015 Compensation Decisions and Design—2015 Performance Considerations” beginning on page 37 of this Proxy Statement, the Committee also evaluates the performance of our Chairman and CEO against his objectives for the past year. The Committee shares this evaluation with the Board in order for the Board to set the Chairman and CEO’s compensation.

Role of the Chairman and CEO

The Chairman and CEO presents the Compensation and Benefits Committee with recommendations on the total compensation for each of our other executive officers based in part upon competitive market data for our peer group. The Chairman and CEO’s evaluations of the other executive officers are based on performance against the past year’s performance expectations, and are comprised of a mix of objective and subjective factors, which are not formulaically weighted or scored. With input from our Chief Risk Officer, the Chairman and CEO also evaluates each of the other executive officer’s performance with regard to business risks and individual adherence to risk and compliance policies and procedures. The Committee gives substantial weight to the recommendations of the Chairman and CEO, but retains the ultimate oversight and responsibility to set compensation for all executive officers.

Role of Human Resources

The Human Resources function provides materials to assist the Compensation and Benefits Committee in making executive compensation decisions, including current and historical compensation data for executive officers. Our Executive Vice President, Human Resources attends and participates in all Committee meetings. The Human Resources function also assists the Chairman and CEO in formulating his compensation recommendations for all other executive officers. The Human Resources function provides historical and current market data for executive pay in the industry, information concerning the historical and current compensation of executive officers and the comparison of stock ownership measured against our stock ownership guidelines.

Role of the Compensation and Benefits Committee’s Independent Compensation Consultant

The Compensation and Benefits Committee has retained Compensation Advisory Partners (“CAP”), a nationally recognized compensation and benefits consulting firm, as its independent compensation consultant. The Committee confers with its independent compensation consultant to ensure that decisions and actions are consistent with stockholders’ long-term interests and compensation-related best practices within the financial services industry. The Committee also references market data provided by its independent compensation consultant when considering compensation for executive officers. A representative of CAP attended all meetings of the Committee during 2015. CAP provides insights into compensation trends and market practices, presents views on the compensation proposed by the Committee and participates in Committee meeting discussions and executive sessions.

Use of Peer Group Data

To help to inform its decision-making, the Compensation and Benefits Committee reviews peer group data regarding competitive pay levels in the market place. Historically, the Committee has worked with management’s executive compensation consultant, Towers Watson, to develop the relevant peer group of companies that would provide the Committee with a representative view of the market for executive talent. The Corporation’s two most comparable direct peers are The Bank of New York Mellon Corporation and State Street Corporation, as they are also trust and custody banks. The remainder of our peer group historically has been made up of large, regional banks similar to us in certain respects, but not generally representing direct business competitors. The peer group described below was used to assess competitive compensation when developing 2015 base salary decisions and determining the size of short-term annual cash incentive awards and long-term incentive grants made in 2015 based on 2014 performance.

Peer Group (2015 Base Salary; Incentive Compensation Based on 2014 Performance)
● Comerica Incorporated	● The Bank of New York Mellon Corporation
● Fifth Third Bancorp	● The PNC Financial Services Group, Inc.
● KeyCorp	● U.S. Bancorp
● State Street Corporation	● Wells Fargo & Company
● SunTrust Banks, Inc.

In 2015, the Compensation and Benefits Committee worked with CAP and Towers Watson to refine the peer group noted above, which had remained unchanged since 2011. As a result of this review, Wells Fargo & Company was removed from the peer group, as it operates a different business model and is significantly larger than us. In addition, Franklin Resources, Inc., Invesco Ltd., Legg Mason, Inc. and T. Rowe Price Group, Inc. were added to the peer group to reflect better our significant presence in wealth management and asset management. The Compensation and Benefits Committee believes that the new peer group reflects better our business mix, complexity, and global footprint and includes peer companies with more comparable revenues and market capitalizations.

Our current peer group, as refined, is as follows.

Current Peer Group
● Comerica Incorporated	● State Street Corporation
● Fifth Third Bancorp	● SunTrust Banks Inc.
● Franklin Resources, Inc.	● T. Rowe Price Group, Inc.
● Invesco Ltd.	● The Bank of New York Mellon Corporation
● KeyCorp	● The PNC Financial Services Group, Inc.
● Legg Mason, Inc.	● U.S. Bancorp

When making compensation decisions, the Compensation and Benefits Committee considers how the recommended compensation levels will compare to the median compensation for comparable positions among the peer group companies. However, the Committee recognizes that the compensation levels may vary from the peer group median compensation level based on our performance or specific individual circumstances, including the executive’s tenure in the role, the nature of the responsibilities of the executive and the executive’s individual performance.

Deductibility of Executive Compensation

The Compensation and Benefits Committee views the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), as a factor in determining the forms and amounts of executive compensation. The Committee reviews each material element of compensation on a continuing basis and takes steps to ensure deductibility if that can be accomplished without sacrificing flexibility or other important elements of the overall executive compensation program. For example, the Committee approves all short-term annual cash incentives for executive officers under the provisions of the stockholder-approved Management Performance Plan to ensure such awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

2015 Advisory Vote on Executive Compensation

Our 2014 named executive officer compensation was approved on an advisory basis by our stockholders at our April 21, 2015 Annual Meeting of Stockholders. Approximately 89% of the votes present and entitled to vote at the meeting, together with abstentions, supported approval of 2014 named executive officer compensation. Although such advisory votes are nonbinding, the Board reviews and thoughtfully considers the voting results when determining compensation policies and making future compensation decisions for named executive officers. Additionally, as mentioned under “Corporate Governance—Stockholder Outreach” beginning on page 21 of this Proxy Statement, it is our practice to engage proactively and routinely with stockholders throughout the year to help further their understanding of our performance and strategies and to allow us to receive direct feedback on issues relating to the Corporation. The decisions made by the Board with respect to compensation in 2015—including the decision to maintain the overall structure of our executive compensation program—reflect the Board’s belief, based on the results of the advisory vote on 2014 named executive officer compensation and our stockholder outreach, that our stockholders generally support our overall executive compensation program.

2015 Compensation Decisions and Design

2015 Performance Considerations

In determining total compensation for the named executive officers, the Compensation and Benefits Committee considered a variety of performance factors. The Committee considered the Corporation’s 2015 financial performance, as well as each officer’s success in achieving his or her individual performance objectives. Further detail with respect to factors considered in determining the total compensation for the named executive officers is set forth below.

Frederick H. Waddell

As the Corporation’s Chairman and CEO, Mr. Waddell is responsible for, among other things: developing and implementing our corporate strategies; managing and developing our senior leaders; and embodying our guiding principles of service, expertise and integrity. In determining his compensation for 2015, the Compensation and Benefits Committee and the Board considered the performance of the Corporation under Mr. Waddell’s leadership, as well as Mr. Waddell’s success in achieving his specific individual performance objectives. The Committee’s considerations included the following:

Financial Performance

●	Our continued financial strength, including our strong balance sheet demonstrating high asset quality, ample liquidity and a strong capital base.

●	Growth in our trust, investment and other servicing fees from $2.8 billion in 2014 to $3.0 billion in 2015, an increase of 5%.

●	Growth in our pre-tax income from $1.2 billion in 2014 to $1.5 billion in 2015, an increase of 23%.

●	An increase in our pre-tax margin from 27.5% in 2014 to 31.2% in 2015.

●

Continued progress in lowering our noninterest expense as a percentage of trust, investment and other servicing fees, with noninterest expense representing 110% of such fees in 2015 compared to 111% in 2014.

●	Improvement in our return on equity from 10.0% in 2014 to 11.5% in 2015, within our target range.

Client Development and Satisfaction

●	Mr. Waddell’s contributions to our strong new business performance in 2015.

●	Mr. Waddell’s role in maintaining and developing client relationships across the globe through client outreach and engagement efforts.

●	Our continued high levels of client satisfaction, and the implementation of new tools to improve our ability to identify and address client needs or concerns.

Leadership Development

●	Mr. Waddell’s role in developing senior leaders, maintaining a strong group of leaders in our succession plans and attracting and retaining talent throughout the Corporation.

●	Mr. Waddell’s role in creating a Chief Capital Management Officer position as a part of broader enhancements to our CCAR framework in 2015.

●	Mr. Waddell’s role in advancing diversity and inclusion initiatives across the Corporation and driving our high level of employee engagement.

S. Biff Bowman

As the Corporation’s Chief Financial Officer, Mr. Bowman is primarily responsible for financial reporting and control, management reporting and analysis, liquidity management, capital planning and investor relations. To determine Mr. Bowman’s 2015 compensation, the Compensation and Benefits Committee considered how well Mr. Bowman fulfilled his responsibilities in 2015. In doing so, the Committee considered the following performance factors:

●

Improvement in our return on equity from 10.0% in 2014 to 11.5% in 2015, enabling us to return $829.9 million in capital to common stockholders in 2015 through quarterly dividends and share repurchases.

●	Growth in our diluted earnings per share from $3.32 in 2014 to $3.99 in 2015, an increase of 20%.

●	Growth of 6% in our net interest income from $1.0 billion in 2014 to $1.1 billion in 2015.

●	Our continued financial strength, with ample liquidity and a high-quality securities portfolio contributing to sound credit ratings.

●

Mr. Bowman’s role in enhancing our profitability and productivity, demonstrated through continued progress in lowering our noninterest expense as a percentage of trust, investment and other servicing fees, with noninterest expense representing 110% of such fees in 2015 compared to 111% in 2014.

●	Mr. Bowman’s contributions to our CCAR process, our capital management policies and our 2015 capital plan, which was not objected to by the Federal Reserve.

●

The strength of our investor relations program and his contributions to the expanded outreach campaign conducted in 2015, as discussed under “Corporate Governance—Stockholder Outreach” on page 21 of this Proxy Statement.

Steven L. Fradkin

As the Corporation’s President of Wealth Management, Mr. Fradkin is primarily responsible for the overall performance of such business. To determine Mr. Fradkin’s 2015 compensation, the

Compensation and Benefits Committee considered how well Mr. Fradkin fulfilled his responsibilities in 2015. In doing so, the Committee considered the following performance factors:

●	Improvement in Wealth Management financial performance across financial metrics such as revenue, fees, credit quality, net income, assets under management, loans, deposits and return on equity.

●	Growth in Wealth Management net income from $389.2 million in 2014 to $439.7 million in 2015, a 13% increase.

●	Growth in Wealth Management revenue, on a fully taxable equivalent basis, from $1.9 billion in 2014 to $2.0 billion in 2015, an increase of 4%.

●

Increased loan and deposit balances within Wealth Management, resulting in an increase in net interest income, on a fully taxable equivalent basis, from $536.1 million in 2014 to $568.1 million in 2015, an increase of 6%.

●	Wealth Management’s continued strong competitive position within our target markets.

●	Expansion of our client base, facilitated by our continued investment in talent acquisition, with particular successes in mega-market geographies, such as New York, and the wealthiest client segments.

●	Enhancements made to our client capabilities, including with respect to Goals Driven Investing,TM family education, art lending, business owner initiatives and family office innovations.

William L. Morrison

As the Corporation’s President, Mr. Morrison is primarily responsible for driving business growth and overseeing the Corporation’s client-facing businesses and corporate marketing and strategy functions. To determine Mr. Morrison’s 2015 compensation, the Compensation and Benefits Committee considered how well Mr. Morrison fulfilled his responsibilities in 2015. In doing so, the Committee considered the following performance factors:

●	Continued strength in each of the C&IS and Wealth Management businesses, with the Corporation’s total consolidated revenue growing from $4.3 billion in 2014 to $4.7 billion in 2015, an increase of 9%.

●

Strong growth in our core businesses, including 7% growth in trust, investment and other servicing fees within our C&IS business from 2014 to 2015 and 3% growth in such fees within our Wealth Management business.

●	Growth in our net income from $811.8 million in 2014 to $973.8 million in 2015, an increase of 20%.

●	Our continued high levels of client satisfaction, which helped drive strong new business results.

●	Mr. Morrison’s contributions to initiatives designed to enable efficient and profitable growth in our businesses.

Jana R. Schreuder

As the Corporation’s Chief Operating Officer, Ms. Schreuder is primarily responsible for business operations and enabling the Corporation’s businesses to grow faster, more efficiently and more profitably. To determine Ms. Schreuder’s 2015 compensation, the Compensation and Benefits Committee considered how well Ms. Schreuder fulfilled her responsibilities in 2015. In doing so, the Committee considered the following performance factors:

●	Ms. Schreuder’s role in establishing and executing upon a comprehensive roadmap to support growth in our businesses efficiently and profitably.

●	Our continued introduction of agile solutions to ensure success in an increasingly complex, fast-paced and digitally connected global environment.

●	Ms. Schreuder’s role in the continued implementation of our location strategy and the prioritization of capital expenditures.

●

Ms. Schreuder’s leadership in establishing our innovation lab, the aim of which is to enhance client and employee experiences and ensure that such experiences are delivered through relevant and contemporary channels.

●	Our continued investments in building a robust technology environment focused on reliability and security.

●

Ms. Schreuder’s contributions to continued progress in lowering our noninterest expense as a percentage of trust, investment and other servicing fees, with noninterest expense representing 110% of such fees in 2015 compared to 111% in 2014.

Base Salary

The Compensation and Benefits Committee believes that base salaries should provide a fixed level of annual income consistent with an executive officer’s position and responsibilities, competitive pay practices and internal equity among executive officers.

The Committee uses discretion in determining base salaries, considering the following factors:

●	individual performance over the prior year relative to established goals and expectations for the position;

●	targeted base salary levels that balance market pay practice with internal equity principles;

●	experience and qualifications of the individual executive;

●	the executive officer’s tenure in the position or a position of similar level; and

●	significant changes in assignment or scope of responsibility.

For new and recently promoted executives, the Committee’s approach is to increase incrementally base salary to the appropriate target pay level as the executive officer gains experience and tenure in the new position.

In February 2015, based on competitive salary market data among our peer group companies, the Committee increased the base salary for Mr. Waddell from $975,000 to $1,000,000. Prior to this action, Mr. Waddell had not received an increase in base salary since 2011. In February 2015, the Committee also approved more meaningful base salary increases for Mr. Bowman — from $500,000 to $550,000 — and Ms. Schreuder — from $600,000 to $675,000 — to account for additional experience and tenure in their current roles, to which they were appointed in 2014. No other named executive officer’s base salary was increased in 2015.

Short-Term Annual Cash Incentive

Annual cash incentives provide an opportunity for our executive officers to receive additional cash compensation based on our financial performance, as well as each executive officer’s individual performance. The overall annual bonus pool is funded based on a targeted percentage of pre-tax income. The maximum funding for each officer’s annual cash incentive award under the Management Performance Plan is a percentage of the consolidated net income generated by us in the applicable year. The annual cash incentive maximums for executive officers are as follows:

●	annual cash incentives for the Chairman and CEO may not exceed 0.6% of consolidated net income;

●	annual cash incentives for the President and the Chief Operating Officer may not exceed 0.4% of consolidated net income;

●	annual cash incentives for all other executive officers may not exceed 0.3% of consolidated net income; and

●	no annual incentives can be paid in the absence of positive net income.

The final determination of annual cash incentives is not tied to any specific formula, rather the process that the Compensation and Benefits Committee uses to determine incentives relies on a discretionary assessment of quantitative and qualitative performance criteria for Northern Trust as a whole, specific businesses and individual executive officers. The Committee believes that its use of discretion:

●	allows the Committee to assess performance holistically across multiple dimensions of performance;

●	provides for a year-end assessment of how challenging the operating environment was and how well we performed relative to our direct peers; and

●	ensures that the Committee has the ability to adjust incentives for how results were achieved (i.e., degree of risk taken, sustainability of results).

In determining overall annual incentive funding and how incentives will be allocated among different businesses, the Committee considers the following factors:

●	Our overall financial performance, with a focus on key metrics, including:

●	Pre-tax income relative to plan and prior year

●	Return on equity

●	The performance of individual businesses in the following areas:

●	Growth (fees and revenue)

●	Productivity (expense management and ratio of noninterest expense to trust, investment and other servicing fees)

●	Profitability (pre-tax margin and return on equity)

●	Risk management

●	Internal equity principles

The Committee then uses negative discretion to set the final awards based on consideration of our overall performance, the individual executive officer’s performance, internal equity principles and peer group compensation levels. Using this process, the Committee recommended the short-term cash annual incentive for our Chairman and CEO to the Board for approval. For the other named executive officers, the Chairman and CEO recommended a short-term cash annual incentive which was approved by the Committee. The table below summarizes the 2015 short-term annual cash incentives for the named executive officers awarded in February 2016, along with 2014 short-term annual cash incentives awarded in February 2015 for comparative purposes.

Short-Term Annual Cash Incentives
Executive	Title	2015	2014
Frederick H. Waddell	Chairman and Chief Executive Officer	$2,800,000	$2,300,000
S. Biff Bowman	Chief Financial Officer	850,000	650,000
Steven L. Fradkin	President—Wealth Management	1,000,000	1,000,000
William L. Morrison	President	1,400,000	1,200,000
Jana R. Schreuder	Chief Operating Officer	1,000,000	900,000

Long-Term Incentive Compensation

Long-term incentive compensation is the most significant element of overall compensation and is designed to reward the performance of executive officers over time. For long-term incentive awards made in February 2016 and February 2015 for performance in 2015 and 2014, respectively, we have granted the long-term incentive awards to named executive officers as a mix of performance stock units, restricted stock units and stock options. The relative mix of these components is as follows.

In February 2016, the Compensation and Benefits Committee established long-term incentive award opportunities for our Chairman and Chief Executive Officer and approved long-term incentive recommendations for our other named executive officers after receiving input from our Chairman and CEO. In establishing long-term incentive award opportunities for our named executive officers, the Committee places greater emphasis on an executive’s long-term contributions to the organization, while taking into account internal equity principles among comparable roles.

The table below summarizes the long-term incentive awards for our named executive officers made in February 2016 and February 2015 for performance in 2015 and 2014, respectively.

Long-Term Incentive Awards
Executive	Title	2015	2014
Frederick H. Waddell	Chairman and Chief Executive Officer	$7,200,000	$6,650,000
S. Biff Bowman	Chief Financial Officer	2,250,000	2,000,000
Steven L. Fradkin	President—Wealth Management	2,250,000	2,000,000
William L. Morrison	President	3,500,000	3,250,000
Jana R. Schreuder	Chief Operating Officer	3,000,000	2,500,000

Performance Stock Units. Performance stock units make up 50% of our long-term incentive award opportunity and the largest portion of the total compensation mix for our named executive officers. Our performance stock units are earned based on our average return on equity performance over a three-year period relative to pre-established goals. Return on equity is the primary financial performance metric used internally and externally to assess our long-term performance. Further discussion with respect to the performance stock units granted to our named executive officers is set forth in the “Description of Certain Awards Granted in 2015” section beginning on page 52 of this Proxy Statement.

Restricted Stock Units. Restricted stock units are an effective tool to align executives with stockholder interests by making them owners of our stock. Another critical aspect of our restricted stock unit design is that they vest over four years, with 50% vesting at the third anniversary of grant and the remaining 50% vesting at the fourth anniversary of grant. This vesting schedule is effective in helping us to retain critical talent and ensuring that executives have significant outstanding unvested equity value over the course of their careers. Further discussion with respect to the restricted stock units granted to our named executive officers is set forth in the “Description of Certain Awards Granted in 2015” section beginning on page 52 of this Proxy Statement.

Stock Options. Stock options are included as part of our long-term incentive compensation to ensure that our executives remain focused on increasing our stock price over time. When used in combination with performance stock units and restricted stock units, stock options help to ensure that executives will take a balanced view towards risk-taking. The key features of our stock option program are summarized below:

●	option exercise price equals the closing sale price on the date of grant;

●	option awards vest 25% per year over the first four anniversaries of the grant date; and

●	option awards expire on the tenth anniversary of the grant date.

It is the view of the Compensation and Benefits Committee that stock options are a performance-based form of compensation, as they only have value to the extent that the stock price appreciates from the grant date price. The Committee also believes that with a ten-year term, stock options encourage executives to focus on long-term, sustainable performance. Further discussion with respect to the stock options granted to our named executive officers is set forth in the “Description of Certain Awards Granted in 2015” section beginning on page 52 of this Proxy Statement.

Total Direct Compensation for 2015 and Overall Pay Mix

The table below provides a comprehensive summary of each named executive officer’s total direct compensation for 2015. Base salary reflects the applicable named executive officer’s salary, as determined in February 2015. Short-term annual cash incentive compensation represents amounts awarded in February 2016 for 2015 performance. Long-term incentive compensation represents grants made in February 2016 relating to 2015 performance.

Total Direct Compensation
Executive	Title	Salary	Short-Term Annual Cash Incentive	Performance Stock Units	Stock Options	Restricted Stock Units	Total
Frederick H. Waddell	Chairman and Chief Executive Officer	$1,000,000	$2,800,000	$3,600,000	$1,800,000	$1,800,000	$11,000,000
S. Biff Bowman	Chief Financial Officer	550,000	850,000	1,125,000	562,500	562,500	3,650,000
Steven L. Fradkin	President—Wealth Management	600,000	1,000,000	1,125,000	562,500	562,500	3,850,000
William L. Morrison	President	800,000	1,400,000	1,750,000	875,000	875,000	5,700,000
Jana R. Schreuder	Chief Operating Officer	675,000	1,000,000	1,500,000	750,000	750,000	4,675,000

Other Compensation Practices

Retirement, Health and Welfare Benefits

Retirement benefits are generally designed with our entire workforce in mind and are not specifically structured for the executive officers. The design of our retirement program for employees, including executive officers:

●	reflects competitiveness in that we target total retirement benefits at approximately the median level of retirement benefits of peer group companies; and

●	encourages employees to contribute to their individual retirement savings through participation in TIP and the Northern Trust Corporation Supplemental Thrift-Incentive Plan (“Supplemental TIP”).

Our executive officers also participate in our health and welfare benefits, including medical, retiree medical, dental, disability and life insurance programs, on the same terms as other employees.

Severance Benefits and Employment Security Arrangements

We provide a severance plan to provide reasonable benefits to employees who are involuntarily terminated without cause due to a reduction in force, job elimination or similar reasons specified in the severance plan. We believe that the availability of severance benefits allows us to compete with our peer group companies in attracting and retaining talent. Executive officers participate in this plan on the same terms as all other eligible and similarly situated employees.

Our executive officers generally are eligible to receive severance benefits that include:

●	a lump sum payment of two weeks of base salary for each year of completed service up to, but less than 25 years, or 52 weeks of base salary for 25 years or more of completed service to us; and

●

a COBRA subsidy based on their length of service to help cover the costs of continuation coverage under the employer’s medical and dental plans, full vesting under TIP, Supplemental TIP, The Northern Trust Company Pension Plan (the “Pension Plan”), and the Northern Trust Corporation Supplemental Pension Plan (the “Supplemental Pension Plan”), enhanced early retirement eligibility under the Pension Plan for employees who have reached age 54 with 14 years of credited service and outplacement assistance.

These benefits are contingent upon execution of a release, waiver and settlement agreement with us. Severance payments will be reduced by any severance payments made under employment security agreements or any other benefit plan, program or individual contract.

In addition to the severance benefits discussed above, we have entered into employment security arrangements with certain executive officers of the Corporation, including each named executive officer. The purpose of these agreements is to provide an executive with sufficient security to remain focused on his or her responsibilities before, during and after a change in control transaction without undue concern for his or her personal circumstances. We believe the employment security agreements are critical to our ability to attract and retain key executives in light of the fact that all named executive officers are employed at will and change in control benefits for executives are a standard element of a competitive compensation program at peer group companies.

Further discussion with respect to our employment security agreements, including disclosure of potential change in control benefits payable to each named executive officer, assuming a change in control of the Corporation and termination of employment on December 31, 2015, is set forth in the “Potential Payments Upon Termination of Employment or a Change in Control of the Corporation” section beginning on page 67 of this Proxy Statement.

Perquisites

We provide a limited number of perquisites intended to assist executive officers in the performance of their duties on behalf of the Corporation. We provide financial consulting and tax return preparation services and personal use of company automobiles as perquisites to our executive officers. If circumstances warrant and if pre-approved by our Chairman and CEO, we permit personal use of private aircraft on a limited basis. We also reimburse executive officers for the payment of personal income taxes in connection with the use of company vehicles in certain circumstances and taxable relocation expenses. The Compensation and Benefits Committee periodically reviews the types and costs of perquisites to ensure they remain aligned with our compensation philosophy.

Stock Ownership Guidelines

Supporting our guiding principle of alignment with stockholders’ interests, we have a long-standing practice of emphasizing stock ownership and maintaining robust stock ownership guidelines for named executive officers at or above industry practice. Each executive officer is expected to meet his or her respective minimum ownership level within five years of becoming an executive officer. Until such time as any executive officer meets the minimum ownership level requirement, he or she is expected to retain 100% of the net, after-tax shares received upon vesting of equity awards or stock option exercises. As of December 31, 2015, our Chairman and CEO and each of our other named executive officers met or exceeded our stock ownership guidelines.

Stock Ownership Guidelines
Expected Ownership as Multiple of Base Salary
Chairman & CEO	10x
President	7x
Chief Operating Officer	7x
Chief Financial Officer and Business Presidents	5x
All Other Executive Officers	3x

Clawback Provisions

All awards granted to named executive officers since 2012 under our long-term incentive compensation program include certain forfeiture provisions pertaining to unpaid amounts, as well as recoupment of paid amounts, under such awards in the event of a restatement of the Corporation’s financial statements and certain types of misconduct. Such awards also are subject to forfeiture and recoupment provisions relating to “ex-post” risk, meaning risk resulting from the recipient’s inappropriate risk-taking that does not materialize until after the performance period in which such inappropriate risk-taking takes place. Beginning in 2013 we began to include certain provisions in our restricted stock unit award agreements with named executive officers requiring the forfeiture or recoupment of awards if it were determined that the applicable named executive officer had engaged in inappropriate risk-taking which resulted in a “significant risk outcome,” as defined in the form of agreement. An analysis of significant risk outcomes is completed annually to determine if such significant risk outcomes were tied to inappropriate risk-taking. The results of this analysis are reviewed by the Compensation and Benefits Committee.

Hedging Policy

We maintain a Securities Transactions Policy and Procedures that, among other things, prohibits directors, employees, and certain of their family members from engaging in short selling, margining, pledging or hypothecating our securities, and from trading in options, warrants, puts, calls or similar instruments on our securities.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee is responsible for providing oversight of the compensation of the directors and executive officers of the Corporation. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and this Proxy Statement for the 2016 Annual Meeting of Stockholders, each of which is filed with the SEC.

Compensation and Benefits Committee

Charles A. Tribbett III (Chair)

Linda Walker Bynoe

Thomas E. Richards

John W. Rowe

Martin P. Slark

Summary Compensation Table

The following table sets forth the information concerning the compensation paid to or earned by the named executive officers for 2015, 2014 and 2013. In accordance with SEC rules, 2013 compensation is not presented for Mr. Bowman because he was not a named executive officer in that year.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Frederick H. Waddell Chairman and Chief Executive Officer	2015	$993,750	$2,413,689	$4,987,508	$1,477,612	$2,800,000	$—	$87,991	$12,760,550
	2014	975,000	—	4,987,571	1,329,507	2,300,000	2,762,043	81,401	12,435,522
	2013	975,000	—	4,987,530	1,211,083	1,900,000	—	94,387	9,168,000
S. Biff Bowman Chief Financial Officer	2015	537,500	—	1,500,037	444,407	850,000	31,870	20,545	3,384,359
	2014	493,750	—	1,237,506	329,879	650,000	583,444	39,759	3,334,338
Steven L. Fradkin President—Wealth Management	2015	600,000	724,107	1,500,037	444,407	1,000,000	21,367	22,652	4,312,570
	2014	600,000	—	1,500,013	399,854	1,000,000	1,131,157	23,348	4,654,372
	2013	600,000	—	1,500,032	364,241	800,000	—	23,287	3,287,560
William L. Morrison President	2015	800,000	1,206,845	2,437,550	722,145	1,400,000	—	35,908	6,602,448
	2014	800,000	—	2,437,590	649,766	1,200,000	387,764	44,155	5,519,275
	2013	775,000	—	2,512,523	610,096	1,000,000	—	33,893	4,931,512
Jana R. Schreuder Chief Operating Officer	2015	656,250	724,107	1,875,028	555,495	1,000,000	8,270	34,588	4,853,738
	2014	600,000	—	1,500,013	399,854	900,000	1,363,916	31,781	4,795,564
	2013	600,000	—	1,500,032	364,241	785,000	—	32,923	3,282,196

(1) Positions reflected in this column reflect current positions. Effective September 1, 2014, the Corporation implemented certain leadership changes. Prior to these changes: Mr. Bowman served as Executive Vice President, Human Resources; Mr. Fradkin served as President of C&IS; Mr. Morrison served as President and Chief Operating Officer; and Ms. Schreuder served as President of Wealth Management.

(2) Amounts in this column represent long-term cash incentive awards, granted in February 2012 for 2011 performance, which vested in February 2015. Long-term cash incentive awards were granted to named executive officers in February 2012 due to changes in the long-term incentive compensation plan design and no such awards have been granted since February 2012. The amount of the award granted to each named executive officer in February 2012 is as follows: Mr. Waddell: $2,333,333; Mr. Fradkin: $700,000; Mr. Morrison: $1,166,667; and Ms. Schreuder: $700,000. Amounts in this column also include interest credited on such awards from the date of grant through the vesting date at a rate equal to the mid-term applicable federal rate for the month of February 2012, compounded annually, in accordance with the terms of such awards.

(3) Amounts in this column represent the grant date fair value of the restricted stock unit and performance stock unit awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). See “Note 22—Share-Based Compensation Plans” to the consolidated financial statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the assumptions made by the Corporation in the valuation of these stock unit awards. This column includes the following amounts in 2015 with respect to performance stock units, which are based on achievement of target performance levels: Mr. Waddell: $3,325,005; Mr. Bowman: $1,000,001; Mr. Fradkin: $1,000,001; Mr. Morrison: $1,625,010; and Ms. Schreuder: $1,250,019. If the maximum level of performance were attained, the value of the performance stock units would be as follows: Mr. Waddell: $4,156,292; Mr. Bowman: $1,250,019; Mr. Fradkin: $1,250,019; Mr. Morrison: $2,031,316; and Ms. Schreuder: $1,562,524. See the narrative under “Description of Certain Awards Granted in 2015” beginning on page 52 of this Proxy Statement for more information on these awards.

(4) Amounts in this column represent the grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. See “Note 22—Share-Based Compensation Plans” to the consolidated financial statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the assumptions made by the Corporation in the valuation of these option awards. See the narrative under “Description of Certain Awards Granted in 2015” beginning on page 52 of this Proxy Statement for more information on these awards.

(5) Amounts in this column represent the annual cash incentives earned by the named executive officers in the applicable years under the Management Performance Plan.

(6) Amounts in this column represent the aggregate increase in actuarial present values of accumulated benefits under the Pension Plan and the Supplemental Pension Plan. The increase in discount rate used to calculate the pension from 4.25% at December 31, 2012 to 5.00% at December 31, 2013 resulted in a decrease in the present value of benefits under the Traditional Formula for each named executive officer with 2013 information provided at December 31, 2013 relative to December 31, 2012. Accordingly, no amount is included for 2013 in this column for any named executive officer. At December 31, 2014, the applicable discount rate decreased from 5.00% back down to 4.25%, resulting in an increase in the present value of benefits under the Traditional Formula. At December 31, 2015, the applicable discount rate increased to 4.71%, resulting in a decrease in the present value of benefits under the Traditional Formula. This decrease was more than offset by increases in the present value of benefits attributable to other factors for all named executive officers, except for Mr. Waddell and Mr. Morrison, the present value of benefits for whom decreased by $387,577 and $102,918, respectively. See “Pension Benefits” beginning on page 60 of this Proxy Statement for additional information.

(7) The following table sets forth a detailed breakdown of the items which comprise “All Other Compensation” for 2015.

Name	Contributions to TIP and Supplemental TIP ($)(a)	Perquisites and Other Personal Benefits ($)(b)	Tax Reimbursements ($)(c)	Total ($)
Mr. Waddell	$29,813	$39,802	$18,376	$87,991
Mr. Bowman	16,125	2,400	2,020	20,545
Mr. Fradkin	18,000	4,080	572	22,652
Mr. Morrison	24,000	9,677	2,231	35,908
Ms. Schreuder	19,688	14,825	75	34,588

(a) Includes matching contributions made by the Corporation on behalf of named executive officers participating in TIP and Supplemental TIP.

(b) With respect to Mr. Waddell, represents financial consulting and tax return preparation services ($16,500) and personal use of company automobiles ($23,302). With respect to Mr. Bowman, represents tax return preparation services in conjunction with an overseas assignment. With respect to

Mr. Fradkin, represents financial consulting and tax return preparation services ($3,400) and personal use of company automobiles ($680). With respect to Mr. Morrison, represents financial consulting and tax return preparation services ($7,000) and personal use of company automobiles ($2,677). With respect to Ms. Schreuder, represents financial consulting and tax return preparation services ($14,570) and personal use of company automobiles ($255).

(c) Represents tax reimbursements provided in connection with personal use of company automobiles and, with respect to Mr. Bowman, taxable expenses relating to an overseas assignment.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Mr. Waddell			$2,300,000	$5,842,800
	2/17/2015								78,930	$70.21	$1,477,612
	2/17/2015							23,679			1,662,503
	2/17/2015				23,679	47,358	59,198				3,325,005
Mr. Bowman			650,000	2,921,400
	2/17/2015								23,739	70.21	444,407
	2/17/2015							7,122			500,036
	2/17/2015				7,122	14,243	17,804				1,000,001
Mr. Fradkin			1,000,000	2,921,400
	2/17/2015								23,739	70.21	444,407
	2/17/2015							7,122			500,036
	2/17/2015				7,122	14,243	17,804				1,000,001
Mr. Morrison			1,200,000	3,895,200
	2/17/2015								38,575	70.21	722,145
	2/17/2015							11,573			812,540
	2/17/2015				11,573	23,145	28,932				1,625,010
Ms. Schreuder			900,000	3,895,200
	2/17/2015								29,673	70.21	555,495
	2/17/2015							8,902			625,009
	2/17/2015				8,902	17,804	22,255				1,250,019

(1) These columns show information regarding payouts under the Management Performance Plan. The amount set forth under the Maximum column represents the highest potential payout under the plan based on the Corporation’s 2015 performance. Although the plan does not provide for a target or threshold, the amount set forth under the Target column represents the amount actually awarded to the named executive officer in 2015 in respect of 2014 performance.

(2) The amounts set forth under the Threshold, Target and Maximum columns represent the number of shares of common stock that would be paid out under the performance stock units granted in February 2015 if the Corporation achieves a three-year return on equity of 7.5%, 10.25% or 15.0%, respectively.

(3) This column shows the number of restricted stock units granted to the named executive officers in 2015.

(4) This column shows the number of shares that may be issued to the named executive officers upon exercise of stock options granted in 2015.

(5) Represents the grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718 (using the target level of performance for performance stock unit awards), disregarding any estimated forfeitures.

Description of Certain Awards Granted in 2015

Performance Stock Units

Each performance stock unit constitutes the right to receive a share of the Corporation’s common stock and vests over a three-year performance period, subject to satisfaction of specified performance targets (“performance conditions”) that are a function of return on equity and continued employment until the end of the vesting period. Dividend equivalents on performance stock units granted prior to February 16, 2016, including grants made in 2015 for 2014 performance, are paid in cash on a current basis prior to vesting and distribution. Dividend equivalents on performance stock units granted on or after February 16, 2016, including performance stock units granted for 2015 performance, will be deferred into a cash account and paid, with interest credited at a rate equal to the mid-term applicable federal rate for the month of February 2016, compounded annually, only with respect to the portion of the cash account attributable to performance stock units that actually vest upon satisfaction of the applicable performance conditions (provided, however, that the amount of deferred dividends and interest will not accrue on more than 100% of the performance stock units granted, even if greater than 100% of such performance stock units may vest upon satisfaction of the applicable performance conditions).

With respect to the performance stock units granted in 2015 and 2016, the Compensation and Benefits Committee identified specific types of objectively determinable factors that could affect return on equity if the factors occur during the performance period. In doing so, the Committee established that the effects of those factors will be excluded from the calculation of the performance measure if any of them, alone or in combination, would produce a change in net income in excess of $100 million. Factors that result in an adjustment to the calculation of the performance measure include: (i) acquisitions, dispositions, mergers, and similar transactions, and securities issuances and expenses in connection therewith; (ii) changes in accounting principles, tax laws or other laws that affect reported results that become effective during the performance period; (iii) litigation or regulatory settlements; (iv) charges and expenses for restructuring activity, including reductions in force; (v) discontinued operations; (vi) asset write-downs; and (vii) any other gain, loss, income or expense with respect to the performance period that is nonrecurring in nature. The Committee retains the power to exercise negative discretion, as it deems appropriate under the relevant circumstances, to reduce the actual payouts under the performance stock units below the payouts otherwise resulting from the application of adjustments for any of these factors.

The following charts illustrate the vesting requirements for the performance stock unit grants to named executive officers in 2015 and 2016.

Performance Stock Unit Performance Schedule February 2016 Grants		Performance Stock Unit Performance Schedule February 2015 Grants
Average Annual Rate of Return on Equity	Percentage of Stock Units Vested	Average Annual Rate of Return on Equity	Percentage of Stock Units Vested
Less than 7.5%	0%	Less than 7.5%	0%
7.5%	50%	7.5%	50%
11.0%	100%	10.25%	100%
13.0%	115%	12.5%	115%
> 15%	125%	> 15%	125%

As it is possible that there will be no payout under the performance stock units, these awards are completely “at-risk” compensation. Since performance stock units were reintroduced as an element of the Corporation’s long-term incentive compensation program in 2012, the average annual rate of return on equity required for awards to become fully vested has increased from 8.0% to 11.0%. These increases emphasize the “at-risk” element of these awards.

If, during the performance period relating to performance stock units granted to an executive, such executive retires or terminates employment under certain circumstances entitling the executive to benefits under the Corporation’s severance plan, such executive’s performance stock units will be eligible for pro rata vesting and distribution at the end of the performance period, subject to certain conditions, including satisfaction of the performance conditions. In addition, if a named executive officer terminates employment on or after attainment of age 55, the executive will be eligible for pro rata vesting and distribution at the end of the performance period, subject to certain conditions, including satisfaction of the performance conditions. Upon the death or disability of an executive during the performance period, performance stock units granted prior to February 17, 2015 will be eligible for pro rata vesting and distribution at the end of the performance period, subject to certain conditions, including satisfaction of the performance conditions. With respect to performance stock units granted on or after February 17, 2015, the performance stock units will be eligible for full vesting and distribution at the end of the performance period, subject to certain conditions, including satisfaction of the performance conditions.

Upon a change in control, a pro rata portion of each performance stock unit award (based on the portion of the performance period that has elapsed as of the change in control) is eligible to vest based on the Corporation’s actual performance at the time of the change in control and is to be paid out at the end of the performance period, subject to accelerated distribution upon a qualifying termination. The remainder of the performance award converts at the target level of performance specified in the performance stock unit agreement into an award with respect to the acquirer of an equal economic value and vests subject only to the continued employment of the recipient through the remainder of the applicable performance period and is paid out at the end of the performance period, subject to acceleration of vesting upon a qualifying termination, in which event the units are distributed at that time. Notwithstanding the foregoing, in the event that both a change in control occurs and the acquirer refuses or is unable to agree to the foregoing conversion and vesting provisions, the award will be vested at the time of the change in control, and will be distributed in accordance with the provisions of Section 409A of the Internal Revenue Code, to the extent applicable. The performance stock unit awards provide that in such event the distribution may be in cash.

Restricted Stock Units

Restricted stock units vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. Each restricted stock unit award entitles an executive to receive one share of common stock when the award vests. Dividend equivalents on restricted stock units are paid in cash on a current basis prior to vesting and distribution.

If, during the vesting period relating to restricted stock units granted to an executive, such executive retires or terminates employment under certain circumstances entitling the executive to benefits under the Corporation’s severance plan, the executive will be entitled to receive a distribution of a prorated number of restricted stock units. In addition, if a named executive officer is age 55 or older on the date of termination of employment, and does not compete with the Corporation during the vesting period, a prorated number of restricted stock units on each remaining vesting date in the vesting period become vested and are eligible for distribution. Upon the death or disability of an executive during the vesting period, such executive, or the executive’s beneficiary, will be entitled to receive a distribution of a prorated number of any unvested restricted stock units granted prior to February 17, 2015. With respect to restricted stock units granted on or after February 17, 2015, such executive, or the executive’s beneficiary, will be entitled to the full vesting and distribution of any unvested restricted stock units.

Upon a change in control of the Corporation, all restricted stock units granted to executive officers prior to December 31, 2012, become fully vested immediately. Restricted stock units granted after December 31, 2012, would be converted into units of the acquirer and continue to vest in accordance with the regular vesting schedule; provided, however, that they become fully vested in connection with a change in control if the executive experiences a qualifying termination of employment following the change in control (in which case they are distributed within sixty days). A qualifying termination is an involuntary termination of employment without “cause” or termination for “good reason,” as those terms are defined in the award agreements, that occurs after the change in control and prior to the second anniversary thereof. Notwithstanding the foregoing, in the event that both a change in control occurs and the acquirer refuses or is unable to agree to the foregoing conversion and vesting provisions, the award will be vested and will be distributed in accordance with the provisions of Section 409A of the Internal Revenue Code, to the extent applicable. The restricted stock unit awards provide that in such event the distribution may be in cash.

Stock Options

Stock options are granted with an exercise price equal to the closing sale price of the common stock on the date of grant and expire ten years after the date of the grant. Stock options generally vest in equal annual installments over a four-year vesting period.

If an executive retires, or if a named executive officer is age 55 or older with a minimum of ten years of employment on the date of termination of employment, and is not otherwise retirement-eligible pursuant to the Corporation’s retirement policy, the executive’s outstanding stock options continue to vest in accordance with their terms and, once vested, may be exercised until the earlier of five years following retirement or the expiration date of the option. If the executive’s employment is terminated under certain circumstances entitling the executive to severance benefits, the executive’s stock options (whether vested or unvested) may be exercised until the earlier of 180 days following termination of employment or the expiration date of the option, provided that if the executive is retirement eligible upon his or her termination of employment under the severance plan, the executive’s stock options (whether vested or unvested) become vested upon the executive’s termination of employment and may be exercised until the earlier of five years from the executive’s effective date of retirement or the expiration of the option. If an executive dies or becomes disabled, the executive’s outstanding stock options become vested and may be exercised until the earlier of five years following death or disability or the expiration date of the option. In other instances, in the absence of a change in control, vested stock options expire on the earlier of three months following termination of employment or the expiration date of the option, and unvested stock options expire on termination of employment.

Upon a change in control of the Corporation, all stock options granted prior to December 31, 2012 become vested and exercisable. Stock options granted after December 31, 2012 convert to options relating to the stock of the acquirer and continue to vest in accordance with the regular vesting schedule; provided, however, that they become fully vested in connection with a change in control if the executive experiences a qualifying termination of employment following the change in control (in which case the options on the acquirer stock remain exercisable until the expiration of the option), or if they are not assumed in the transaction (in which case the employee is entitled to a cash payment equal to the “spread” between the transaction consideration and the option exercise price).

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Waddell	126,352	—	71.23	2/19/2018	82,554(7)	$5,951,318	206,384(12)	$14,878,223
	270,808	—	57.54	7/21/2019
	205,923	—	50.99	2/15/2020
	227,964	—	52.64	2/14/2021
	120,276	40,091(3)	43.65	2/13/2022
	47,329	47,329(4)	52.69	2/11/2023
	20,491	61,473(5)	60.85	2/10/2024
	—	78,930(6)	70.21	2/17/2025
Mr. Bowman	2,960	—	63.36	2/20/2017	24,837(8)	1,790,499	52,546(13)	3,788,041
	7,371	—	71.23	2/19/2018
	14,444	—	55.39	2/16/2019
	11,768	—	50.99	2/15/2020
	11,399	—	52.64	2/14/2021
	8,592	2,863(3)	43.65	2/13/2022
	10,676	10,676(4)	52.69	2/11/2023
	5,085	15,252(5)	60.85	2/10/2024
	—	23,739(6)	70.21	2/17/2025
Mr. Fradkin	20,124	—	63.36	2/20/2017	24,829(9)	1,789,923	62,071(14)	4,474,698
	42,118	—	71.23	2/19/2018
	90,270	—	57.54	7/21/2019
	58,836	—	50.99	2/15/2020
	71,239	—	52.64	2/14/2021
	36,083	12,027(3)	43.65	2/13/2022
	14,235	14,234(4)	52.69	2/11/2023
	6,163	18,488(5)	60.85	2/10/2024
	—	23,739(6)	70.21	2/17/2025
Mr. Morrison	40,247	—	63.36	2/20/2017	40,821(10)	2,942,786	102,053(15)	7,357,001
	42,118	—	71.23	2/19/2018
	90,270	—	57.54	7/21/2019
	71,239	—	52.64	2/14/2021
	—	20,046(3)	43.65	2/13/2022
	23,843	23,842(4)	52.69	2/11/2023
	10,015	30,043(5)	60.85	2/10/2024
	—	38,575(6)	70.21	2/17/2025

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Ms. Schreuder	42,118	—	71.23	2/19/2018	26,609(11)	1,918,243	66,522(16)	4,795,571
	90,270	—	57.54	7/21/2019
	58,836	—	50.99	2/15/2020
	71,239	—	52.64	2/14/2021
	36,083	12,027(3)	43.65	2/13/2022
	14,235	14,234(4)	52.69	2/11/2023
	6,163	18,488(5)	60.85	2/10/2024
	—	29,673(6)	70.21	2/17/2025

(1) The market value of the restricted stock units included in this column is based on a price of $72.09 per share (the closing market price of the Corporation’s common stock on December 31, 2015).

(2) The market value of the performance stock units included in this column is based on a price of $72.09 per share (the closing market price of the Corporation’s common stock on December 31, 2015).

(3) Options originally granted February 13, 2012, with 25% of the award vesting on each anniversary of the grant date. Accordingly, all remaining unvested options vest on February 13, 2016.

(4) Options originally granted February 11, 2013, with 25% of the award vesting on each anniversary of the grant date. Accordingly, the remaining unvested options vest in equal portions on each of February 11, 2016 and 2017.

(5) Options originally granted February 10, 2014, with 25% of the award vesting on each anniversary of the grant date. Accordingly, the remaining unvested options vest in equal portions on each of February 10, 2016, 2017 and 2018.

(6) Options originally granted February 17, 2015, with 25% of the award vesting on each anniversary of the grant date. Accordingly, the remaining unvested options vest in equal portions on each of February 17, 2016, 2017, 2018 and 2019.

(7) Consists of 15,777 units vesting on February 11, 2016, 13,661 units vesting on February 10, 2017, 15,776 units vesting on February 11, 2017, 13,661 units vesting on February 10, 2018, 11,840 units vesting on February 17, 2018 and 11,839 units vesting on February 17, 2019.

(8) Consists of 3,559 units vesting on February 11, 2016, 3,818 units vesting on February 13, 2016, 3,390 units vesting on February 10, 2017, 3,559 units vesting on February 11, 2017, 3,389 units vesting on February 10, 2018, 3,561 units vesting on February 17, 2018 and 3,561 units vesting on February 17, 2019.

(9) Consists of 4,745 units vesting on February 11, 2016, 4,109 units vesting on February 10, 2017, 4,745 units vesting on February 11, 2017, 4,108 units vesting on February 10, 2018, 3,561 units vesting on February 17, 2018 and 3,561 units vesting on February 17, 2019.

(10) Consists of 7,948 units vesting on February 11, 2016, 6,677 units vesting on February 10, 2017, 7,947 units vesting on February 11, 2017, 6,676 units vesting on February 10, 2018, 5,787 units vesting on February 17, 2018 and 5,786 units vesting on February 17, 2019.

(11) Consists of 4,745 units vesting on February 11, 2016, 4,109 units vesting on February 10, 2017, 4,745 units vesting on February 11, 2017, 4,108 units vesting on February 10, 2018, 4,451 units vesting on February 17, 2018 and 4,451 units vesting on February 17, 2019.

(12) Consists of the following maximum number of shares Mr. Waddell may receive under performance stock units: 78,882 shares underlying performance stock units granted in 2013; 68,304 shares underlying performance stock units granted in 2014; and 59,198 shares underlying performance stock units granted in 2015. The distribution of shares underlying the performance stock units granted in 2013 took place on January 19, 2016, with 63,105 shares actually being distributed to Mr. Waddell. The actual number of shares distributed with respect to performance stock units granted in 2014 and 2015 will be based upon the satisfaction of certain performance conditions. Accordingly, it is possible that no shares of common stock will be distributed under these performance stock units.

(13) Consists of the following maximum number of shares Mr. Bowman may receive under performance stock units: 17,794 shares underlying performance stock units granted in 2013; 16,948 shares underlying performance stock units granted in 2014; and 17,804 shares underlying performance stock units granted in 2015. The distribution of shares underlying the performance stock units granted in 2013 took place on January 19, 2016, with 14,235 shares actually being distributed to Mr. Bowman. The actual number of shares distributed with respect to performance stock units granted in 2014 and 2015 will be based upon the satisfaction of certain performance conditions. Accordingly, it is possible that no shares of common stock will be distributed under these performance stock units.

(14) Consists of the following maximum number of shares Mr. Fradkin may receive under performance stock units: 23,724 shares underlying performance stock units granted in 2013; 20,543 shares underlying performance stock units granted in 2014; and 17,804 shares underlying performance stock units granted in 2015. The distribution of shares underlying the performance stock units granted in 2013 took place on January 19, 2016, with 18,979 shares actually being distributed to Mr. Fradkin. The actual number of shares distributed with respect to performance stock units granted in 2014 and 2015 will be based upon the satisfaction of certain performance conditions. Accordingly, it is possible that no shares of common stock will be distributed under these performance stock units.

(15) Consists of the following maximum number of shares Mr. Morrison may receive under performance stock units: 39,738 shares underlying performance stock units granted in 2013; 33,383 shares underlying performance stock units granted in 2014; and 28,932 shares underlying performance stock units granted in 2015. The distribution of shares underlying the performance stock units granted in 2013 took place on January 19, 2016, with 31,790 shares actually being distributed to Mr. Morrison.

The actual number of shares distributed with respect to performance stock units granted in 2014 and 2015 will be based upon the satisfaction of certain performance conditions. Accordingly, it is possible that no shares of common stock will be distributed under these performance stock units.

(16) Consists of the following maximum number of shares Ms. Schreuder may receive under performance stock units: 23,724 shares underlying performance stock units granted in 2013; 20,543 shares underlying performance stock units granted in 2014; and 22,255 shares underlying performance stock units granted in 2015. The distribution of shares underlying the performance stock units granted in 2013 took place on January 19, 2016, with 18,979 shares actually being distributed to Ms. Schreuder. The actual number of shares distributed with respect to performance stock units granted in 2014 and 2015 will be based upon the satisfaction of certain performance conditions. Accordingly, it is possible that no shares of common stock will be distributed under these performance stock units.

Option Exercises and Stock Vested

The following table sets forth information regarding exercises of stock options and vesting of stock awards for each named executive officer in 2015.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)(2)
Mr. Waddell	65,105	$816,725	91,450	$5,988,890
Mr. Bowman	2,959	28,377	5,719	401,571
Mr. Fradkin	20,123	192,980	27,910	1,829,930
Mr. Morrison	118,974	3,249,738	43,601	2,887,026
Ms. Schreuder	17,756	188,924	27,910	1,829,930

(1) The value realized on the exercise of stock options represents the pre-tax difference between the option exercise price and the fair market value of the common stock on the date of exercise.

(2) The value realized on the distribution of stock units represents the number of stock units vesting multiplied by the fair market value of the common stock on such date.

Pension Benefits

Information with respect to accrued benefits of each named executive officer under the Pension Plan as of December 31, 2015 is as follows.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Waddell	Qualified Pension Plan	35.0	$1,906,802	—
	Supplemental Pension Plan	35.0	18,745,575	—
Mr. Bowman	Qualified Pension Plan	30.5	1,018,081	—
	Supplemental Pension Plan	30.5	1,848,935	—
Mr. Fradkin	Qualified Pension Plan	30.7	1,077,383	—
	Supplemental Pension Plan	30.7	4,678,303	—
Mr. Morrison	Qualified Pension Plan	19.8	882,480	—
	Supplemental Pension Plan	19.8	3,881,456	—
Ms. Schreuder	Qualified Pension Plan	35.0	1,476,281	—
	Supplemental Pension Plan	35.0	6,353,045	—

Pension Plan and Supplemental Pension Plan

Defined benefit pension benefits are provided generally to employees under the Pension Plan and to certain employees (including the named executive officers) under the Supplemental Pension Plan. The Pension Plan is a tax-qualified retirement plan that provides a retirement benefit as described below, which is subject to various limitations of the Internal Revenue Code and the Pension Plan. The Supplemental Pension Plan is a nonqualified retirement plan that provides the portion of an employee’s benefit that cannot be paid under the Pension Plan due to Internal Revenue Code and Pension Plan limits. The material terms and conditions of the Pension Plan and the Supplemental Pension Plan as they relate to the named executive officers include the following.

Eligibility

Employees participate in the Pension Plan after completing six months of vesting service. Employees with six months of vesting service who would have a portion of their benefit from the Pension Plan limited due to Internal Revenue Code or Pension Plan restrictions also participate in the Supplemental Pension Plan.

Benefit Formula—Traditional Formula

Prior to April 1, 2012, the benefits of the named executive officers were determined under the Pension Plan’s “Traditional Formula.” To determine a participant’s benefit, the Traditional Formula first multiplies 1.8% by the average of the participant’s highest sixty consecutive calendar months of eligible pay. This amount is further multiplied by the participant’s years of credited service (up to a maximum of thirty-five years). The Social Security offset is then determined by multiplying 0.5% by (i) the lesser of the participant’s Social Security covered compensation limit or the average of the participant’s eligible pay for the three consecutive calendar years prior to retirement, with calendar year compensation not to exceed the Social Security taxable wage base in effect for a given calendar year, by (ii) the participant’s years of credited service (up to thirty-five years). This offset is subtracted from the benefit amount previously calculated to determine the annual benefit amount produced by the Traditional Formula.

For purposes of the Traditional Formula:

●

“Eligible pay” means base salary (including any before-tax payroll deductions), shift differentials, overtime and certain types of performance-based incentive compensation, including cash, Northern Performance Incentives under the Northern Partners Incentive Plan (“NPIP”), compensation under the Management Performance Plan, payments from the former Annual Performance Plan and the cash value of stock options which were specifically paid in lieu of cash incentives from January 1, 2002 through April 30, 2004. Cash incentives deferred under the Northern Trust Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) are not included in eligible pay under the Pension Plan but are included in eligible pay under the Supplemental Pension Plan.

●

“Social Security covered compensation” means the average of the Social Security taxable wage base for each of the thirty-five calendar years ending in the year in which the participant attains Social Security retirement age. In determining Social Security covered compensation as of a certain year, the taxable wage base for any subsequent year is assumed to be the same as for the determination year.

Benefit Formula—PEP Formula

Effective June 1, 2001, the Pension Plan was amended to provide that benefits of all newly hired employees of the Corporation and its affiliates would be calculated under the Pension Plan’s “Pension Equity Plan (PEP) Formula.” Under the PEP Formula, each year a participant earns a specific pension credit “percentage,” determined in accordance with a schedule in the Pension Plan that varies directly with his or her total number of years of credited service. Participants currently earn a 4% pension credit percentage for each of their first ten credited years of service, with the pension credit percentage increasing by one percentage point for the eleventh year of service and every fifth year thereafter through the end of their thirty-fifth year of service (after which no additional pension credit percentages are earned). A participant’s PEP Formula lump sum amount is equal to the sum of his or her pension credit percentages multiplied by the average of the participant’s highest sixty consecutive calendar months of eligible pay. Prior to April 1, 2012, eligible pay was defined the same for the PEP Formula as for the Traditional Formula, except that eligible pay under the PEP Formula also included cash sales and technical incentives under the NPIP up to 50% of the participant’s prior year’s base pay. Effective April 1, 2012, eligible pay under the PEP Formula includes all cash incentives under the NPIP. A participant’s annual benefit under the PEP Formula is equal to a single life annuity commencing at age 65 that is the actuarial equivalent of his or her PEP Formula lump sum amount. The single life annuity is calculated using interest rate and mortality assumptions specified in the Pension Plan.

Benefit Formula—Changes

As noted above, effective June 1, 2001, the Pension Plan was amended to provide that benefits of all newly hired employees of the Corporation and its affiliates would be calculated under a version of the PEP Formula. All employees already employed by the Corporation and its affiliates prior to such time were provided the opportunity to elect whether to accrue future benefits under such PEP Formula or the Traditional Formula. Effective April 1, 2012, the Pension Plan was further amended to provide that for credited service earned after March 31, 2012 all employees, including those who had previously elected the Traditional Formula, will accrue benefits pursuant to the revised PEP Formula described above. Accordingly, the named executive officers will be entitled to an annual benefit equal to the sum of their accruals: (i) under the Traditional Formula for periods of credited service before April 1, 2012; and (ii) under the amended PEP Formula for their periods of credited service after March 31, 2012. Each such executive’s pre-April 1, 2012 Traditional Formula benefits will be based on credited service and average compensation calculated as of March 31, 2012, provided that the executive’s average compensation as of March 31, 2012, will be indexed at a rate of 1.5% per year for any period on and after April 1, 2012 during which the executive earns credited service under the Pension Plan.

Although the April 1, 2012 changes made to the Pension Plan are anticipated to moderate any future pension value increases, the present value of benefits under the Traditional Formula is sensitive to changes in interest rates. The increase in discount rate used to calculate the pension from 4.25% to 4.71% at December 31, 2015 resulted in a decrease in the present value of benefits under the Traditional Formula for each of the named executive officers. This decrease was more than offset by increases in the present value of benefits attributable to other factors for all named executive officers, except for Mr. Waddell and Mr. Morrison. The other primary factors influencing pension values include an increase of the final average pay calculation and the application of the average pay across years of credited service under the Pension Plan.

Benefit Formula—Supplemental Pension Plan

Pension benefits are first calculated under the combined Traditional Formula and PEP Formulas or solely under the PEP Formula, as applicable, without regard to Internal Revenue Code limits and including in eligible pay the amounts deferred under the Deferred Compensation Plan. They are then recalculated applying Internal Revenue Code limits and excluding Deferred Compensation Plan deferrals from eligible pay to determine the amount of the benefit that is payable from the Pension Plan. The difference between the total benefit calculation and the Pension Plan calculation is paid from the Supplemental Pension Plan.

Benefit Entitlement

A participant is eligible to receive a benefit under the Pension Plan and Supplemental Pension Plan after completing three years of vesting service.

Retirement

A participant is generally eligible for a normal retirement benefit based on the combined Traditional and PEP Formulas or based solely on the PEP Formula, as described above, if his or her employment terminates on or after age 65. A participant is eligible for an early retirement benefit if his or her employment terminates on or after age 55 and he or she has completed fifteen years of credited service. A participant who terminates employment with three years of vesting service but prior to becoming eligible for a normal or early retirement benefit is eligible for a “vested terminee” benefit commencing any time after termination. Mr. Waddell, Mr. Morrison and Ms. Schreuder are each eligible for early retirement benefits.

Under the Traditional Formula, the early retirement benefit is equal to the normal retirement benefit described above, reduced by 0.5% for each month payments are received prior to age 62 (or prior to age 60 under certain circumstances). Participants eligible for a “vested terminee” benefit are entitled to benefit payments that are reduced by 0.5% for each month up to 120 months that payments are received prior to age 65, then actuarially reduced for each month that payments are received prior to age 55.

Under the PEP Formula, both the early retirement benefit and “vested terminee” benefit are equal to the normal retirement benefit (in the form of a monthly single life annuity as described above), adjusted for early commencement prior to age 65. The adjustment is made using interest rate and mortality assumptions specified in the Pension Plan.

Form of Benefit Payment

The normal form of benefit payment under the Pension Plan is a single life annuity in the case of an unmarried participant and a 50% joint and survivor annuity in the case of a married participant, although optional forms of payment are available, depending on marital status and age and years of service. A lump sum option is available in all cases. All optional forms are the actuarial equivalent of the normal form of payment. The normal form of benefit under the Supplemental Pension Plan is a five-year certain annuity, payable to the participant in five annual installments; if the participant dies prior to receiving full benefits, payments will continue for the remainder of the five years to a designated beneficiary. Any installment payments are credited with interest pursuant to a market-based formula set forth in the Supplemental Pension Plan. If the value of the Supplemental Pension Plan benefit is $125,000 or less, the benefit is paid in a single lump sum.

Assumptions

The assumptions used in calculating the present value of the accumulated benefit are set forth in “Note 21—Employee Benefits” to the consolidated financial statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015. The Corporation does not grant extra years of credited service under the Pension Plan, other than as noted below under “Potential Payment Upon Termination of Employment or a Change in Control of the Corporation.”

Nonqualified Deferred Compensation

Name	Form of Deferred Compensation	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Mr. Waddell	Deferred Compensation Plan	—	—	—	—	—
	Supplemental TIP	$43,725	$21,863	$(13,542)	—	$1,431,640
	Deferred Stock Units	—	—	632,328	—	7,734,824
Mr. Bowman	Deferred Compensation Plan	—	—	—	—	—
	Supplemental TIP	27,250	8,175	(1,452)	—	179,606
	Deferred Stock Units	—	—	—	—	—
Mr. Fradkin	Deferred Compensation Plan	—	—	1,095	—	115,289
	Supplemental TIP	20,100	10,050	(5,724)	—	702,195
	Deferred Stock Units	—	—	104,067	—	1,272,983
Mr. Morrison	Deferred Compensation Plan	—	—	—	—	—
	Supplemental TIP	32,100	16,050	50	—	766,064
	Deferred Stock Units	—	—	100,916	—	1,234,431
Ms. Schreuder	Deferred Compensation Plan	—	—	—	—	—
	Supplemental TIP	23,475	11,738	5,048	—	644,760
	Deferred Stock Units	—	—	51,849	—	634,234

(1) Amounts in this column also are included in each named executive officer’s compensation reported in the “Summary Compensation Table,” as “Salary.”

(2) Amounts in this column also are included in each named executive officer’s “All Other Compensation” in the “Summary Compensation Table.”

(3) The aggregate earnings in this column are not “above-market” and thus are not included in the “Summary Compensation Table.”

(4) All amounts in this column have previously been included in each named executive officer’s compensation reported in the “Summary Compensation Table” to the extent that compensation data for each such officer, generally, has been included in such table.

Deferred Compensation Plan

The Corporation maintains the Deferred Compensation Plan pursuant to which eligible employees, including the named executive officers, may defer all or a portion of their eligible annual incentive cash awards until a later date. The material terms and conditions of the Deferred Compensation Plan as they relate to the named executive officers include the following.

Eligibility

An employee is eligible to participate in the Deferred Compensation Plan for any calendar year if as of the preceding November 15 he or she: (i) was actively employed by the Corporation or a subsidiary and either resided in the United States or was an expatriate of the United States on temporary international assignment; (ii) participated in the Management Performance Plan or the NPIP; and (iii) had an annual base salary of $100,000 or more or a combination of base salary and cash awards paid from April 1 of the prior year through March 31 of the current year equal to $150,000 or more.

Contributions

Each participant must make an election prior to the beginning of a calendar year, and can elect to defer up to 100% of each eligible cash incentive award that will be paid in the second calendar year following the year of the election, subject to a minimum deferral of $2,500 of each cash incentive award. All deferrals are credited to an account maintained for the participant under the Deferred Compensation Plan. No employer contributions are made under the Deferred Compensation Plan.

Vesting

A participant is fully vested in his or her entire Deferred Compensation Plan account balance at all times.

Investments

Each participant’s Deferred Compensation Plan account is credited with earnings or losses based on various mutual fund investment alternatives made available under the Deferred Compensation Plan and selected by the participant.

Distributions

At the time a participant makes a deferral election, he or she must elect a short-term deferral or a retirement deferral. If the participant elects a short-term deferral, distribution of such amount must be deferred until a later specified date, which is at least three years following the end of the year in which the cash incentive award would have otherwise been paid. The short-term deferral, including the attributable earnings or losses, is paid to the participant in a lump sum. If the participant elects a retirement deferral, distribution of such amount will be deferred until the participant retires after reaching eligibility for early or normal retirement under the Pension Plan. At the time the participant makes the retirement deferral election, he or she must also elect whether the deferral, including the attributable earnings or losses, will be paid in a lump sum or in installments payable over five or ten years. Notwithstanding the foregoing, if the participant’s employment terminates before the scheduled distribution date, the short-term or retirement deferral, and attributable earnings or losses, will be paid in a lump sum within sixty days following the date of such termination. If the participant is deemed to be a “key employee” as defined by the Internal Revenue Code, any distribution that was deferred after December 31, 2004 and is payable due to retirement or termination of employment will be delayed for six months following the date of such retirement or termination.

Supplemental TIP

Supplemental TIP is a nonqualified retirement plan that provides the portion of an employee’s benefit that cannot be paid under TIP due to the Internal Revenue Code’s limit on the amount of a participant’s compensation that can be taken into account in determining TIP benefits. Account information provided for Supplemental TIP also includes account balances in the Northern Trust Corporation Supplemental Employee Stock Ownership Plan, which was frozen effective January 1, 2005 when the qualified Northern Trust Employee Stock Ownership Plan was merged into TIP. The material terms and conditions of Supplemental TIP as they relate to the named executive officers include the following.

Eligibility

An employee is eligible to participate in Supplemental TIP for any calendar year if he or she participates in TIP and as of the prior November 30 his or her base salary exceeded the Internal Revenue Code compensation limit. Employees are eligible to participate in TIP and elect salary deferrals immediately upon their hire, and are eligible for employer matching contributions after six months of service. All named executive officers participate in both plans.

Contributions

Each participant must make an election prior to the beginning of a calendar year to contribute to Supplemental TIP a portion of his or her base salary that exceeds the Internal Revenue Code compensation limit. The Corporation makes a matching contribution under Supplemental TIP using the formula in TIP, which is 50% of the first 6% of deferred salary, for a maximum matching contribution of 3% of salary.

Vesting

Each participant generally vests in the employer contributions under TIP and Supplemental TIP on a graduated basis of 20% per year over five years and is fully vested after five years. The named executive officers are fully vested in their TIP and Supplemental TIP accounts.

Investments

Each participant’s Supplemental TIP account is credited with earnings or losses based on various mutual fund investment alternatives made available under Supplemental TIP and selected by the participant (which are generally the same investment alternatives available to participants under TIP). On a monthly basis, participants can change their Supplemental TIP investment alternatives among the alternatives offered in Supplemental TIP.

Distributions

No withdrawal or borrowing of Supplemental TIP assets is permitted during a participant’s employment. Distribution of the entire Supplemental TIP account balance generally is made to a participant within ninety days after the participant’s termination of employment. If the participant is deemed to be a “key employee,” as defined by the Internal Revenue Code, the portion of his or her Supplemental TIP account accruing after December 31, 2004 is distributed as a single lump sum following the six-month anniversary of the termination of employment.

Deferred Stock Units

Certain restricted stock units granted prior to 2010 may be required to be deferred until the earlier of: (i) the year in which the Compensation and Benefits Committee reasonably anticipates that, if the payment is made during that year, the deduction of the payment will not be barred by Internal Revenue Code Section 162(m); or (ii) the period beginning with the date of the participant’s separation from service (as defined in the Corporation’s Amended and Restated 2002 Stock Plan) and ending on the later of the last day of the Corporation’s taxable year in which the participant incurs a separation from service or the fifteenth day of the third month following such separation from service. “Aggregate Earnings in Last FY” in the Nonqualified Deferred Compensation table above represent the change in the value of deferred stock units, which is based on the change in the value of the underlying shares of common stock into which the stock units convert.

Potential Payments Upon Termination of Employment or a Change in Control of the Corporation

In addition to benefits to which the Corporation’s employees would be entitled upon a termination of employment generally, the Corporation provides certain additional benefits to eligible employees upon certain types of termination of employment, including a termination of employment involving a change in control of the Corporation. These incremental benefits that the named executive officers would receive in the event of a termination involving a change in control of the Corporation relative to the benefits they would otherwise receive are described below.

Employment Security Agreements

As discussed above, the Corporation has employment security agreements with the named executive officers and certain other executive officers. The Corporation’s decision to enter into these employment security agreements and the determination of the level of benefits under these agreements, as well as under various termination of employment scenarios were exercises in judgment, informed by: (i) the recognition that all named executive officers are employed at-will; (ii) the Corporation’s desire to provide the named executive officers with sufficient security to ensure they are not distracted and remain focused on maximizing stockholder value during and after a change in control; (iii) the Corporation’s goal of providing executive compensation at levels that are competitive with similar positions to those in its peer group companies; (iv) the nature and scope of the job responsibilities undertaken by the named executive officers; and (v) the terms of other types of compensation paid by the Corporation to the named executive officers. In particular, in setting the terms of the benefits payable to the named executive officers under various termination scenarios, the Compensation and Benefits Committee was guided in large part by a desire to be sufficiently responsive to market forces and the environment in which the Corporation seeks to attract, motivate and retain its named executive officers by providing benefits consistent and competitive with those of the peer group companies with which it competes for top executive talent. In initially establishing the form and level of post-termination benefits, the Committee received and reviewed relevant peer group company information provided by its independent compensation consultant at the time. In particular, this competitive peer group data influenced the decision of the Committee to provide for employment security agreements, to set the level of lump sum payments equal to three years of salary and bonus and to provide for the vesting of equity compensation awards, the continuation of coverage under certain health and welfare plans and other protections afforded in the event of a termination of employment in connection with a change in control or under other termination of employment scenarios.

The employment security agreements provide benefits upon the occurrence of the following terminations of employment that are in connection with an actual or pending change in control of the Corporation (as defined in the agreements):

●

a termination of the executive’s employment by the Corporation or a subsidiary without “good cause” that occurs either within two years after a change in control of the Corporation or during the period pending a change in control of the Corporation; or

●

an executive’s voluntary termination of employment with the Corporation or a subsidiary for “good reason” that occurs either within two years after a change in control of the Corporation or during the period pending a change in control of the Corporation.

The benefits provided to a named executive officer upon such a termination of employment would consist of the items identified in the following seven bullet points:

●

A lump sum payment equal to three times the sum of: (i) the named executive officer’s annual salary in effect on the date of employment termination, or if higher, the date of the change in control; and (ii) the average of the named executive officer’s awards under the Corporation’s cash incentive plans for the last three fiscal years of participation in such plans prior to the date of termination, or, if higher, the date of the change in control. The amount of this payment to each named executive officer, assuming the named executive officer became eligible for benefits under the agreement due to a termination of employment on December 31, 2015, would be as follows: Mr. Waddell: $9,200,000; Mr. Bowman: $3,275,000; Mr. Fradkin: $4,400,000; Mr. Morrison: $5,600,000; and Ms. Schreuder: $4,535,000.

●

A lump sum payment of a prorated portion of the average amounts paid to the named executive officer under the Corporation’s cash incentive plans for the last three fiscal years of participation in such plans prior to the date of termination, or, if higher, the date of the change in control, less any amounts paid to the named executive officer under those plans with respect to completed performance periods occurring in the year the named executive officer’s employment terminates. The amount of this payment to each named executive officer, assuming the executive became eligible for benefits under the employment security agreement due to a termination of employment on December 31, 2015, would be as follows: Mr. Waddell: $2,066,667; Mr. Bowman: $541,667; Mr. Fradkin: $866,667; Mr. Morrison: $1,066,667; and Ms. Schreuder: $836,667.

●

With respect to equity awards: (i) full vesting of all stock options; (ii) all outstanding nonqualified stock options remain exercisable for five years following termination of employment (or until the end of the option term, if earlier); (iii) full vesting of all outstanding restricted stock units; and (iv) full vesting and immediate distribution of all outstanding performance stock units as provided in the awards. The named executive officers become entitled to full and accelerated vesting upon an actual change in control, even if there is no termination of employment, or upon termination during a pending change in control. On December 31, 2015, the fully vested equity awards would have had the following values for each named executive officer.

Name	Stock Options ($)	Restricted Stock Units ($)	Performance Stock Units ($)
Mr. Waddell	$2,897,716	$3,081,721	$3,589,097
Mr. Bowman	504,600	1,790,499	3,030,375
Mr. Fradkin	870,622	1,789,923	3,579,701
Mr. Morrison	1,442,847	1,516,116	1,754,094
Ms. Schreuder	881,778	1,028,451	1,250,569

The value of the fully vested stock options is based on the difference between the option exercise price and $72.09, which was the closing market price of the Corporation’s common stock on December 31, 2015. The value of the fully vested restricted stock and performance units is also based on the $72.09 closing market price.

●

Continued coverage under the Corporation’s health, dental, life, accident, disability, and other welfare benefit plans for three years (or if earlier, until the executive becomes covered under similar plans maintained by another entity that provides at least equal benefits). If the named executive officer cannot be covered under any plan of the Corporation due to legal or contractual restrictions, the Corporation would provide the executive with substantially similar benefits and coverage. The value of this continued benefit coverage for three years to each named executive officer, derived by multiplying the Corporation’s annual cost of providing such coverage in 2015 by three, would be as follows: Mr. Waddell: $37,313; Mr. Bowman: $34,653; Mr. Fradkin: $43,988; Mr. Morrison: $43,988; and Ms. Schreuder: $43,988.

●

Up to an additional three years of age and/or service credits for purposes of determining eligibility and subsidy for participation in the Corporation’s retiree medical plans and an additional three-year age and service credit for benefits under the Supplemental Pension Plan. Assuming a termination of employment under the employment security agreement on December 31, 2015, the value of these age and service credits to each named executive officer would be: Mr. Waddell: $0; Mr. Bowman: $735,509; Mr. Fradkin: $1,390,233; Mr. Morrison: $347,306; and Ms. Schreuder: $0. The assumptions used in calculating the present value of the age and service credits are set forth in “Note 21—Employee Benefits” in the “Notes to the Consolidated Financial Statements” in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

●	Full vesting in benefits accrued under the Supplemental Pension Plan and Supplemental TIP. All named executive officers are already vested in these benefits.

●

A gross-up payment to the executive to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under an employment security agreement. Assuming a termination of employment under an employment security agreement on December 31, 2015, the named executive officers would be entitled to the following gross-up payments: Mr. Waddell: $6,105,666; Mr. Fradkin: $4,926,360; Mr. Morrison: $3,695,975; and Ms. Schreuder: $2,869,407. Mr. Bowman’s agreement does not contain such provisions. Since 2011, the Corporation has discontinued inclusion of tax gross-up payments in new employment security agreements for executive officers.

Equity Compensation Plans and Agreements

As described above under “Description of Certain Awards Granted in 2015” beginning on page 52, the Corporation’s equity compensation plans and agreements provide enhanced benefits to named executive officers upon a change in control of the Corporation or a termination of employment with the Corporation or a subsidiary due to death, disability, or retirement (when such termination is not a termination described in his or her employment security agreement). In the case of a termination of a named executive officer’s employment due to death, disability, or retirement (including termination at age 55 with the requisite service), stock options granted under equity compensation plans will accelerate or continue vesting, and equity award agreements for restricted stock units and performance stock units granted prior to February 17, 2015 provide for prorated vesting of units. Equity award agreements for restricted stock units and performance stock units granted on or after February 17, 2015 provide for the full vesting of such units in the case of a named executive officer’s termination due to death or disability. The following table shows the estimated values of the distributions of restricted stock units and performance stock units assuming such termination events on December 31, 2015. The cumulative value of stock options subject to accelerated or continued vesting in such scenarios for each of our named executive officers is equal to the value noted in the table above under “Employment Security Agreements.”

	Restricted Stock Units		Performance Stock Units

Name	Death /Disability ($)	Retirement ($)	Death /Disability ($)	Retirement ($)
Mr. Waddell	$4,221,014	$2,869,615	$10,589,444	$8,313,419
Mr. Bowman	1,364,664	958,220	2,704,601	2,020,106
Mr. Fradkin	1,269,505	863,061	3,184,792	2,500,297
Mr. Morrison	2,087,150	1,426,661	5,243,755	4,131,406
Ms. Schreuder	1,397,825	889,807	3,441,505	2,585,868

DIRECTOR COMPENSATION

The Compensation and Benefits Committee is responsible for reviewing non-employee director compensation and making a recommendation with respect thereto to the Board. In doing so, the Committee works with CAP and has access to such other resources as it deems appropriate. Under the current plan design, non-employee directors are compensated for their services with cash compensation and equity awards in the form of restricted stock units. Directors who are employees of the Corporation receive no additional compensation for serving on the Board or on any Board committee.

Annual Retainer and Other Fees

Non-employee directors of the Corporation received an annual retainer of $220,000 for their service on the Board in 2015, paid 50% in cash and 50% in the form of restricted stock units. In addition to the annual retainer, directors serving as the Chair of any Board committee were entitled to an additional $15,000 annually, directors serving on the Audit Committee (including the Chair) were entitled to an additional $5,000 annually and the Corporation’s Lead Director was entitled to an additional $25,000 annually, each of which additional fees were paid in cash. All non-employee directors also were eligible to receive a per diem fee of $1,000 when required to attend orientation meetings or to perform specific services on behalf of the Corporation. No payments for such services were made in 2015.

Restricted stock units granted to directors for their service on the Board were made in April 2015 and will vest on April 19, 2016, the date of the 2016 Annual Meeting of Stockholders. Stock units do not have voting rights. Dividend equivalents on the non-employee directors’ stock units are subject to the same vesting, forfeiture and distribution provisions as the underlying stock units. Each stock unit entitles a director to one share of common stock at vesting, unless a director elects to defer receipt of the shares.

Effective February 16, 2016, directors serving on the Audit, Business Risk and Capital Governance Committees are entitled to an additional $10,000 annually (representing a $5,000 increase for the Audit Committee and a $10,000 increase for the other affected committees) in recognition of the additional time and other commitments required of the members of such committees. Also effective February  16, 2016, directors are no longer eligible to receive the $1,000 per diem fee discussed above.

Deferral of Compensation

Non-employee directors may elect to defer payment of their cash compensation and stock units until termination of their service as directors. Any deferred cash compensation is converted into stock units representing shares of common stock. The value of each such stock unit is based upon the price of the stock at the end of the calendar quarter for which the cash compensation would have been paid. Dividends on all deferred stock units are paid quarterly to a cash account and accrue interest at an interest rate determined from time to time by the Compensation and Benefits Committee. The value of stock units representing deferred cash compensation, as well as all dividends on stock units representing deferred compensation of any form, will be paid out in cash, and stock units representing deferred stock unit compensation will be distributed in stock, in each case in a lump sum or in up to ten annual installments at the election of the director.

Other Director Compensation

Directors are eligible to participate in the Corporation’s matching gift program, under which the Corporation matches gifts made by employees and directors to eligible nonprofit organizations, on the same terms as employees. The maximum gift total for a non-employee director participant in the program is $2,000 in any calendar year.

Stock Ownership Guidelines

Within five years of election to the Board, non-employee directors are required to hold shares of the Corporation’s common stock equal to five times the annual cash retainer provided to directors. In addition, non-employee directors are expected to meet a minimum share ownership level of 1,000 shares within one year of the date they are initially elected to the Board. Until such time as any non-employee director meets the minimum ownership level requirement, he or she is expected to retain 100% of the net, after-tax shares received from the vesting of equity awards.

As of December 31, 2015, all non-employee directors met or exceeded the stock ownership guidelines to which they were subject. Consistent with those guidelines, Messrs. Harrison, Prado, Richards and Thompson have until January 1, 2020, October 16, 2017, July 21, 2020 and March 6, 2020, respectively, to reach the share ownership threshold.

Director Compensation Table

The following table sets forth all compensation earned by each non-employee director of the Corporation in 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Linda Walker Bynoe	$110,000	$110,000	$2,214	$222,214
Nicholas D. Chabraja(3)	39,643	—	2,214	41,857
Susan Crown	125,000	110,000	2,214	237,214
Dean M. Harrison	114,347	110,000	164	224,511
Dipak C. Jain	115,000	110,000	2,214	227,214
Robert W. Lane(3)	33,544	—	2,214	35,758
Jose Luis Prado	126,525	110,000	2,214	238,738
Thomas E. Richards	49,022	82,500	—	131,522
John W. Rowe	150,000	110,000	2,214	262,214
Martin P. Slark	113,475	110,000	2,214	225,689
David H. B. Smith, Jr.	130,000	110,000	2,214	242,214
Donald Thompson	95,754	110,000	70	205,824
Charles A. Tribbett III	120,426	110,000	2,214	232,639

(1) This column shows the grant date fair value of the stock awards for all non-employee directors in 2015, computed in accordance with FASB ASC Topic 718. See “Note 22—Share-Based Compensation Plans” to the consolidated financial statements included in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the assumptions made by the Corporation in the valuation of these stock unit awards. As of December 31, 2015, each non-employee director serving on such date held 1,530 unvested stock units, which represents the stock unit award made by the Corporation in April 2015 described above.

(2) Represents accumulated dividend payments to which the non-employee directors became entitled upon the vesting of underlying stock units in 2015.

(3) Amounts reported for Messrs. Chabraja and Lane reflect compensation earned through April 21, 2015, the effective date of their retirement from the Board.

EQUITY COMPENSATION PLAN INFORMATION

Set forth below is information with respect to equity compensation plans under which the common stock of the Corporation was authorized for issuance as of December 31, 2015.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants, and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)		Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in the Second Column) (#)
Equity compensation plans approved by stockholders	11,946,559		$55.51	(1)	28,597,071	(2)
Equity compensation plans not approved by stockholders	115,075	(3)	N/A		—
Total	12,061,634		$55.51	(1)	28,597,071

(1) Restricted stock units and performance stock units are excluded when determining the weighted-average exercise price of outstanding options.

(2) All shares are available for issuance under the Corporation’s 2012 Stock Plan.

(3) Consists of stock units that have been deferred at the election of certain directors pursuant to the 1997 Deferred Compensation Plan for Non-Employee Directors. These units will be distributed on a one-for-one basis in shares of common stock following retirement.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing oversight of the Corporation’s financial reporting functions and internal control over financial reporting. The Audit Committee’s function is one of oversight, recognizing that: (i) management is responsible for the complete and accurate preparation of the Corporation’s financial statements, including internal control over financial reporting; and (ii) KPMG LLP, the Corporation’s independent registered public accounting firm, is responsible for performing an audit on such financial statements and expressing an opinion as to whether they are free of material misstatement and presented in accordance with U.S. generally accepted accounting principles. KPMG LLP is also responsible for expressing an opinion as to whether the Corporation maintained effective internal control over financial reporting.

Consistent with its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG LLP the Corporation’s audited financial statements as of and for the year ended December 31, 2015. The Committee has also discussed with KPMG LLP the firm’s assessment of the Corporation’s internal controls and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 16, “Communication with Audit Committees.” The Audit Committee has also received and discussed the written disclosures and the letter from KPMG LLP required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence” and has conducted a discussion with KMPG LLP regarding its independence. The Audit Committee also considered whether the provision of non-audit services by KPMG LLP to the Corporation for the fiscal year ended December 31, 2015 is compatible with maintaining KPMG LLP’s independence.

Based on the above-mentioned reviews and discussions, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board that the Corporation’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Audit Committee

David H. B. Smith, Jr. (Chair)

Dean M. Harrison

Dipak C. Jain

Martin P. Slark

Donald Thompson

AUDIT MATTERS

Fees of Independent Registered Public Accounting Firm

Description of Fees	2015	2014
Audit Fees	$4,995,395	$4,446,680
Audit-Related Fees	2,638,295	2,244,030
Tax Fees	150,467	126,937
All Other Fees	811,634	16,550
Total	$8,595,791	$6,834,197

Audit Fees include fees for professional services rendered for the annual integrated audit of the Corporation’s consolidated financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting) audits of subsidiary financial statements and reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q.

Audit-Related Fees include fees for services that were reasonably related to performance of the audit of the annual consolidated financial statements for the fiscal year, other than Audit Fees, such as comfort letters, employee benefit plan audits, internal control reviews, and other attestation services.

Tax Fees include fees for tax return preparation, tax compliance and tax advice.

All Other Fees include fees for all services other than Audit Fees, Audit-Related Fees, and Tax Fees, including advisory services related to regulatory initiatives and ancillary services provided to the Corporation’s foreign subsidiaries in connection with certain foreign-jurisdiction requirements.

Pre-Approval Policies and Procedures of the Audit Committee

The Audit Committee has in place a policy regarding the engagement of independent public accounting firms to provide auditor services to the Corporation. The purpose of the policy is to establish procedures for Audit Committee pre-approval of all auditor services to be provided to the Corporation by its independent registered public accounting firm. Auditor services include audit services, audit-related services, and non-audit services, including tax services. The policy provides that the Audit Committee, the Chairman, or any Audit Committee member delegated the authority (a “Designated Member”) has the authority to grant pre-approvals of auditor services. In addition, the policy provides that the independent registered public accounting firm may be engaged to provide only those non-audit services: (i) that are permitted by SEC rules; and (ii) that, in the judgment of the Audit Committee, maintain the independent registered public accounting firm’s independence from the Corporation. In evaluating whether a proposed engagement of the Corporation’s independent registered public accounting firm for a specific permitted non-audit service maintains the firm’s independence from the Corporation, the Audit Committee or a Designated Member thereof must consider whether the proposed engagement would cause the independent registered public accounting firm to: (a) audit its own work; (b) perform management functions; or (c) act as an advocate for the Corporation. The independent registered public accounting firm shall in no event be engaged to perform any prohibited services, as set forth in the policy.

All audit, audit-related, tax and other services provided by KPMG LLP in 2015 were pre-approved in accordance with the Audit Committee’s policy regarding the engagement of independent public accounting firms to provide auditor services to the Corporation.

ITEM 3—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm is appointed annually by the Corporation’s Audit Committee. For the year ending December 31, 2016, the Audit Committee has authorized the engagement of KPMG LLP as the Corporation’s independent registered public accounting firm. KPMG LLP served as the Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2015. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as the Corporation’s independent registered public accounting firm is not required. However, the Board is submitting the selection of KPMG LLP as the Corporation’s independent registered public accounting firm to the stockholders for ratification because it believes it is a governance best practice to do so. If the stockholders fail to ratify KPMG LLP as the independent registered public accounting firm, the Audit Committee will reassess its appointment, but in such event it may elect to retain KPMG LLP nonetheless. Further, even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Corporation and its stockholders.

The Board unanimously recommends that you vote FOR the ratification of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Any stockholder proposals for the Corporation’s 2017 Annual Meeting of Stockholders must be received by the Corporation, directed to the attention of the Corporation’s Corporate Secretary, no later than November 9, 2016 in order to be eligible for inclusion in the Corporation’s proxy statement and form of proxy for that meeting. The proposal must comply in all respects with the rules and regulations of the SEC and the Corporation’s By-laws.

Also, under the Corporation’s By-laws, other proposals that are not included in the proxy statement will be considered timely and may be eligible for presentation at that meeting if they are received by the Corporation in the form of a written notice, directed to the attention of the Corporation’s Corporate Secretary, no earlier than November 20, 2016 and no later than December 20, 2016. If the 2017 Annual Meeting of Stockholders is called for a date that is not within thirty days before or after the anniversary date of this Annual Meeting, notice by the stockholder in order to be timely must be received within ten days after notice of the 2017 Annual Meeting is mailed or public disclosure of the date of the Annual Meeting is made, whichever occurs first. The notice must contain the information required by the Corporation’s By-laws.

NORTHERN TRUST CORPORATION 50 SOUTH LASALLE STREET CHICAGO, IL 60603

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT April 18, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT April 18, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Northern Trust Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please mail in advance, so that your instruction may be received no later than 11:59 p.m. EDT on April 18, 2016.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E00925-P72488-Z67092	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHERN TRUST CORPORATION
The Board of Directors recommends you vote FOR each of the following proposals:

1. Election of 12 Directors		For	Against	Abstain

1a.	Linda Walker Bynoe	☐	☐	☐		For	Against	Abstain
1b.	Susan Crown	☐	☐	☐	2. Approval, by an advisory vote, of the 2015 compensation of the Corporation’s named executive officers.	☐	☐	☐
1c.	Dean M. Harrison	☐	☐	☐
1d.	Dipak C. Jain	☐	☐	☐	3. Ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
1e.	Jose Luis Prado	☐	☐	☐
1f.	Thomas E. Richards	☐	☐	☐

1g.	John W. Rowe	☐	☐	☐

1h.	Martin P. Slark	☐	☐	☐

1i.	David H. B. Smith, Jr.	☐	☐	☐

1j.	Donald Thompson	☐	☐	☐

1k.	Charles A. Tribbett III	☐	☐	☐
1l.	Frederick H. Waddell	☐	☐	☐	For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING ADMISSION TICKET

Northern Trust Corporation

50 South LaSalle Street

Chicago, Illinois 60603

(northwest corner of LaSalle Street and Monroe Street)

April 19, 2016

10:30 a.m. CDT

You should present this admission ticket in order to gain admittance to the meeting.

(Registration begins at 9:30 a.m., and seating will begin at 10:00 a.m.)

This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder will be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

Directions to the Northern Trust Corporation Annual Meeting of Stockholders

Lake Shore Drive (coming from north or south)	Kennedy Expressway (I90 - I94)

Take Lake Shore Drive to the Randolph Street exit. Continue on Randolph Street to LaSalle Street. Turn left (southbound) on LaSalle Street to Madison Street. Turn right (westbound) on Madison Street to the parking garage that is between LaSalle Street and Wells Street.

Take I90-I94 east to the Monroe Street exit. Turn left (eastbound) on Monroe Street. Continue on Monroe Street to LaSalle Street. Turn left (northbound) on LaSalle Street and continue one block north to Madison Street. Turn left (westbound) on Madison Street to the parking garage that is between LaSalle Street and Wells Street.

Stevenson Expressway (I55)	Eisenhower Expressway (I290)

Take I55 east to Lake Shore Drive north. Take Lake Shore Drive to the Randolph Street exit. Continue on Randolph Street to LaSalle Street. Turn left (southbound) on LaSalle Street to Madison Street. Turn right (westbound) on Madison Street to the parking garage that is between LaSalle Street and Wells Street.

Take I290 east to the Franklin Street exit. Continue northbound on Franklin Street to Monroe Street. Turn right (eastbound) on Monroe Street to LaSalle Street. At LaSalle Street turn left and continue one block north to Madison Street. Turn left on Madison Street to the parking garage that is between LaSalle Street and Wells Street.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

You may access the 2016 Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2015 by going to the following website: materials.proxyvote.com/665859

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — E00926-P72488-Z67092

NORTHERN TRUST CORPORATION

Annual Meeting of Stockholders

Tuesday, April 19, 2016, 10:30 a.m. CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Frederick H. Waddell and S. Biff Bowman, and each of them, as proxy holders, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all shares of common stock of Northern Trust Corporation which the undersigned is entitled to vote on the proposals at the Annual Meeting of Stockholders on April 19, 2016, at 50 S. LaSalle St., Chicago, IL 60603, and any adjournment or postponement thereof (the “Annual Meeting”). The above proxy holders cannot vote the undersigned’s shares unless the undersigned votes in one of the manners specified on this card.

If any shares have been allocated to the undersigned’s account under The Northern Trust Company Thrift-Incentive Plan (“TIP”), this proxy card will serve as voting instructions for any shares, including shares held by the undersigned in TIP, and the undersigned hereby directs The Northern Trust Company, as trustee of TIP (the “TIP Trustee”), to vote such shares, in person or by proxy, in the manner specified on this card, at the Annual Meeting. The TIP Trustee will vote allocated shares for which no direction is received and unallocated shares, if any, in the same proportion as the shares for which direction is received, except as otherwise provided in accordance with applicable law. To allow sufficient time for voting by the TIP Trustee, voting instructions must be recorded by 11:59 p.m. EDT on April 14, 2016.

Whether voting by mail, telephone or Internet, the undersigned’s shares (including shares held under TIP) will be voted in accordance with the undersigned’s instructions. If this proxy card is returned without indication as to how shares are to be voted, the proxy holders will vote the undersigned’s shares, including any held in TIP: for the election of each nominee for director; for the approval, by an advisory vote, of 2015 compensation of the Corporation’s named executive officers; and for the ratification of the appointment of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

The proxy holders are authorized to vote those shares for which they receive proxies as they shall determine in their sole discretion on any other business that may properly come before the meeting.

Address Changes/Comments:

(If any Address Changes/Comments are noted above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side